Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated July 7, 2025, by and between XTANT MEDICAL HOLDINGS, INC., a Delaware corporation (the “Xtant”), SURGALIGN SPV, INC., a Delaware corporation, (“Surgalign” and together with Xtant, the “Company Group”), and COMPANION SPINE, LLC, a Delaware limited liability company, or its Affiliate designee (“Buyer”). The Company Group and Buyer are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company Group and its Affiliates are engaged in the Coflex Business in the United States (the “Acquired Business”), and hold the Fourth Dimension Spine Assets;

WHEREAS, the Parties are simultaneously herewith entering into an equity purchase agreement (the “International Purchase Agreement”) for the purchase of the equity of PARADIGM SPINE GMBH, a German Gesellschaft mit beschränkter Haftung, which, together with its Affiliates, is engaged in the Coflex Business outside of the United States as well as the design, manufacture, development, commercialization, or distribution of the “Hybrid Performance System™ 2.0” spinal fixation systems and dynamic stabilization systems (the “OUS Coflex Business”); and

WHEREAS, the Company Group wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from the Company Group, on the terms and subject to the conditions set forth in this Agreement, certain assets and liabilities of the Company Group used in the operation of, or related to, the Acquired Business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“$” means the lawful currency of the United States.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Business” has the meaning set forth in Recitals.

“Acquired Contracts” has the meaning set forth in Section 2.1(c).

“Acquired Intellectual Property” has the meaning set forth in Section 2.1(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, investigations, notice of violation, proceeding, litigation, citation, summons or subpoena of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Additional Financing Periods” has the meaning set forth in Section 6.10(c).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” has the meaning set forth in Section 6.6(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.4(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Belgrade Facility” has the meaning set forth in Section 3.3(b).

“Bills of Sale” has the meaning set forth in Section 3.4(b).

“Business Contracts” has the meaning set forth in Section 4.8(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York, are authorized or required by Law to be closed for business.

“Business Employees” has the meaning set forth in Section 4.18(a).

“Business Permits” has the meaning set forth in Section 4.16.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representations” has the meaning set forth in Section 7.3(a).

“Buyer Indemnitees” has the meaning set forth in Section 9.2.

“Cap” has the meaning set forth in Section 9.4(a).

“Claim Resolution Period” has the meaning set forth in Section 9.6.

“Claim Review Period” has the meaning set forth in Section 9.6.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Payment” has the meaning set forth in Section 3.2(a)(ii).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Inventory Adjustment Amount” means the dollar amount, if any, by which the Target Inventory Valuation exceeds the Closing Inventory Valuation.

“Closing Inventory Valuation” has the meaning set forth in Section 3.3(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Coflex Business” means the design, manufacture, development, commercialization, or distribution of the “Coflex” and “Cofix” spinal fixation systems and dynamic stabilization systems.

“Company Group” has the meaning set forth in the preamble.

“Company Group Fundamental Representations” has the meaning set forth in Section 7.2(a).

“Company Group Indemnitees” has the meaning set forth in Section 9.3.

“Company Group’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Sean Browne, Scott Neils, Mark Schallenberger, Robert Housler, Maddie Gonyea, and Rebecca Lennemann including knowledge that would be obtained upon reasonable inquiry into the fact or matter represented or warranted.

2

“Confidential Information” has the meaning set forth in Section 6.9(c).

“Consigned Inventory Facilities” has the meaning set forth in Section 3.3(b).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, purchase order, work order, statement of work, commitment, assignment, certificate, option, joint ventures and all other agreements, commitments and binding arrangements, whether written or oral, to which a Person is a party or is otherwise bound.

“Copyrights” means all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights.

“Deductible” has the meaning set forth in Section 9.4(a).

“Direct Claim” has the meaning set forth in Section 9.6.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company Group concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, limitation on transfer, use or assignment, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” has the meaning set forth in Section 4.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company Group or any Affiliate of the Company Group as of such date, each as defined under Section 414 of the Code.

“Event” means any individual or set of existences, events, developments, omissions, situations, occurrences, circumstances, facts or takings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Financing” has the meaning set forth in Section 6.10(a).

“First Additional Financing Period” has the meaning set forth in Section 6.10(c).

“First Subsequent Deposit” has the meaning set forth in Section 6.10(c).

3

“Fourth Dimension Spine Acquisition” has the meaning set forth in Section 2.1(m).

“Fourth Dimension Spine Assets” has the meaning set forth in Section 2.1(m).

“Fourth Dimension Spine Systems” has the meaning set forth in Section 2.1(m).

“Fraud” means an intentional misrepresentation with respect to the representations and warranties expressly set forth in Article IV (with respect to the Company Group) or Article V (with respect to Buyer) that constitutes common law fraud (excluding constructive fraud) under the laws of the State of Delaware.

“Fundamental Representations” has the meaning set forth in Section 7.3(a).

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Initial Financing Period” has the meaning set forth in Section 6.10(c).

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals, (a) Patents, (b) Copyrights, (c) Trademarks, (d) Software, (e) all mask works, mask work registrations and mask work applications and all other corresponding rights, (f) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, (g) Trade Secrets, (h) all databases and data collections, (i) all other proprietary rights (including moral rights, rights related to social media accounts or information (including likes, subscribers or members), rights of personality, identity or privacy), (j) all copies and tangible embodiments of any of the foregoing (in whatever form or medium) and (k) rights to sue for past, present, and future infringement of the foregoing rights.

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 3.4(d).

“Intellectual Property License Agreement” means a Contract granting or obtaining any right to use or practice any rights under any Intellectual Property to which the Company Group or any of its Affiliates is a party or otherwise bound (whether as grantor or grantee or recipient of such right or otherwise) and which exclusively relates to the Acquired Business.

“Interim Period” has the meaning set forth in the Section 6.1.

“International Purchase Agreement” has the meaning set forth in the Recitals.

“Inventory” has the meaning set forth in Section 2.1(e).

“Inventory Statement” has the meaning set forth in Section 3.3(a).

4

“Latest Financial Date” has the meaning set forth in Section 4.4(a).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means any liability, obligation, indebtedness, debt, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, whether or not foreseeable, and whether due or become due and regardless of when asserted.

“Litigation” has the meaning set forth in Section 4.17.

“Lookback Date” has the meaning set forth in Section 4.14.

“Losses” means any and all losses, claims, Liabilities, damages, fines, penalties, deficiencies, obligations, and costs and expenses of any kind or nature whatsoever, including, without limitation: (a) actual attorneys’, accountants’, consultants’, and other professionals’ fees; (b) costs and expenses incurred in connection with the investigation, defense, prosecution, resolution, or settlement of any actual or threatened Action, claim, demand, audit, or proceeding; and (c) costs and expenses incurred in enforcing any right to indemnification under this Agreement; provided, however, that the term “Losses” shall exclude any punitive or exemplary damages except to the extent actually awarded in a timely adjudicated or finally settled Third Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Acquired Business and its results of operations, condition (financial or otherwise) or the Acquired Assets, or (b) the ability of the Company Group to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse event, occurrence, fact, condition or change (whether short-term or long-term) arising from or relating to (i) general business or economic conditions, including such conditions related to the Acquired Business, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or the announcement, proposal, adoption, implementation, or enforcement of any tariffs, trade sanctions, or similar actions by any Governmental Authority (or the public or market reaction thereto or the adverse effects resulting therefrom, including without limitation changes in customer or supplier behavior, increases in costs or reductions in demand), (iii) national or international emergency resulting from a pandemic or similar naturally occurring diseases or event, (iv) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) any changes in GAAP, (vi) changes in any Law or other binding directives issued by any Governmental Authority, (vii) acts of God, earthquakes, floods, hurricanes, tornadoes, or natural disasters, (viii) compliance with the requirements of this Agreement or the Transaction Documents, (ix) any action or omission which has been expressly requested or expressly approved by Buyer in writing, (x) changes, effects or circumstances arising out of the announcement or disclosure of the execution of this Agreement or the International Purchase Agreement or the announcement or disclosure of the transactions contemplated hereby or by the International Purchase Agreement, including losses or threatened losses of, and any adverse change in the relationship with, employees, customers, vendors, distributors, resellers, financing sources, licensors, licensees or other commercial relations of the Company Group or (xi) the failure of Buyer to timely approve a request by Xtant under Section 6.1(b) if the request is for an action that that the Company Group would take with respect to the Acquired Business in the Ordinary Course of Business; provided, further, however, that the exceptions in (i) – (vi) directly above shall only apply to the extent such event, occurrence, fact, condition or change does not, individually or in the aggregate, have a materially and adversely disproportionate impact on the Acquired Business or Acquired Assets, taken as a whole, compared to other Persons or businesses that operate in the same or similarly situated industries as the Acquired Business.

5

“Material Customers” has the meaning set forth in Section 4.9(a).

“Material Distributors” has the meaning set forth in Section 4.9(c).

“Material Suppliers” has the meaning set forth in Section 4.9(b).

“Missing Inventory” has the meaning set forth in Section 3.3(b).

“Non-Party Affiliates” has the meaning set forth in Section 10.11.

“Note” has the meaning set forth in Section 3.2(b)(iii).

“Offered Employees” has the meaning set forth in Section 6.13(a).

“Order” means any (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or (b) Contract with any Governmental Authority entered into in connection with any Proceeding.

“Ordinary Course of Business” means the ordinary course of business consistent in nature, scope and magnitude with the past practices of such Person in the operation of its business.

“Owned Intellectual Property” means any Intellectual Property that is owned by, or purported to be owned, by the Company Group or any of its Affiliates which exclusively relates to the Acquired Business.

“Patents” means all classes or types of patents including utility patents, utility models, design patents, invention certificates, reexaminations, reissues, extensions and renewals; and all applications (including provisional and nonprovisional applications), invention disclosures, originals, continuations, divisionals, continuations-in-part, and all rights or priority, anywhere in the world.

“Party” has the meaning set forth in the preamble.

“Payoff Letters” has the meaning set forth in Section 3.4(g).

“Permits” means all permits, licenses, franchises, approvals, consents, authorizations, registrations, exemptions, accreditations, certificates, variances and similar rights, including all applications therefor and all renewals, extensions, or modifications thereof and additions thereto.

“Permitted Encumbrances” has the meaning set forth in Section 3.4(h).

“Person” means an individual, corporation, limited liability company, general or limited partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in the Exchange Act).

“Post-Closing Inventory Count” has the meaning set forth in Section 3.3(b).

“Privacy Policies” means all Laws and policies relating to personal, personally-identifiable, sensitive or regulated information or the operation or security of any information technology assets

6

“Proceedings” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, or judicial, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, any Governmental Authority or arbitrator.

“Purchase Price” has the meaning set forth in Section 3.2(a).

“Representatives” means, with respect to any Person, any director, officer, employee, accountant, auditor, legal counsel, financial advisor, consultant, financing source or other advisor, agent or representative of such Person or any of its Affiliates or other Person acting on behalf of such Person or any of its Affiliates.

“Required Consents” has the meaning set forth in Section 6.4.

“Requirement” has the meaning set forth in Section 3.8.

“Restricted Asset” has the meaning set forth in Section 3.8.

“Second Additional Financing Period” has the meaning set forth in Section 6.10(c).

“Second Subsequent Deposit” has the meaning set forth in Section 6.10(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer software, programs, and data embodied in any digitized form, all versions, updates, corrections, enhancements, replacements and modifications thereof, and all related documentation, manuals, source codes and object codes, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material and documentation related to the said computer software, programs, and data, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded recorded or written on disk, tape, film, memory, device, paper or other media of any nature or kind whatsoever.

“Solvent” means, with respect to any Person, that, as of any date of determination, on a consolidated basis, if applicable: (i) the fair value of such Person’s assets will exceeds all of its liabilities (including contingent liabilities) as of such date; (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged, and (iii) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business.

“Subsequent Deposits” has the meaning set forth in Section 6.10(c).

“Surgalign” has the meaning set forth in the preamble.

“Tangible Personal Property” has the meaning set forth in Section 2.1(d).

“Target Inventory Valuation” means the target value of the Inventory as of the Closing Date equal to (i) $450,000 minus (ii) the value of any Inventory of the Company Group that is purchased by Buyer, or any Affiliate of Buyer, between the date of this Agreement and the Closing Date, which value excludes any obsolete (with a remaining shelf life of less than six months), unsellable, damaged or expired items.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

7

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority having authority with respect to the determination, assessment, collection, enforcement or administration of any Tax and their respective successors, if any.

“Terminating Party” has the meaning set forth in Section 8.2(a).

“Termination Date” means (i) if Buyer has not exercised the First Additional Financing Period pursuant to Section 6.10(c), the expiration of the ten (10) Business Day period following the end of the Initial Financing Period, (ii) if Buyer has exercised the First Additional Financing Period but has not exercised the Second Additional Financing Period, in each case, pursuant to Section 6.10(c), the expiration of the ten (10) Business Day period following the end of the First Additional Financing Period, or (iii) if Buyer has exercised the Second Additional Financing Period pursuant to Section 6.10(c), the expiration of the ten (10) Business Day period following the end of the Second Additional Financing Period; provided, however, that in no event will the Termination Date be later than December 31, 2025.

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Third Party Intellectual Property” all items of Intellectual Property that are not Owned Intellectual Property which are used the Company Group in the conduct of the Acquired Business and that exclusively relate to the Acquired Business.

“Trade Secrets” means trade secrets, confidential or proprietary business information, manufacturing and production processes and techniques, algorithms, ratios, safety, data, product specifications, research and development information, records, reports, formulae, technology, plans, drawings, blueprints, programs, software, source code, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind, in each case, to the extent it is not in the public domain.

“Trademarks” means all trade dress and trade names, logos, internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing.

“Transaction Documents” means this Agreement, the Bills of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement, the Transition Services Agreement, the Note, and any other agreement, instrument, certificate, or document executed and delivered by the parties in connection with the transactions contemplated hereby.

“Transferred Employee” has the meaning set forth in Section 6.13(a).

“Transition Services Agreement” has the meaning set forth in Section 3.4(e).

“Xtant” has the meaning set forth in the preamble.

8

ARTICLE II

ASSETS AND LIABILITIES

2.1 Acquired Assets. At Closing, the Company Group shall sell and deliver to Buyer, and Buyer shall purchase and accept from the Company Group, as applicable, all of the Company Group’s right, title, and interest in and to the following tangible and intangible assets (other than the Excluded Assets), in each case, free and clear of any Encumbrances (collectively, the “Acquired Assets”):

(a) all Owned Intellectual Property and all Third Party Intellectual Property (collectively, the “Acquired Intellectual Property”), including, but not limited to, all of the Owned Intellectual Property and Third Party Intellectual Property listed on Schedule 2.1(a);

(b) all research and development work product, including but not limited to, test protocols, reports, samples, and prototypes and design files, in each case, that are exclusively related to the Acquired Business or products sold in the conduct of the Acquired Business;

(c) (i) the Contracts pertaining to the sale or distribution of any products that are exclusively related to the Acquired Business since January 1, 2024, all of which are listed on Schedule 2.1(c)(i), and (ii) with respect to Contracts for the sale or distribution of any products sold in the conduct of both the Acquired Business since January 1, 2024 and any other existing business line of the Company Group not constituting the Acquired Business, all of which are listed on Schedule 2.1(c)(ii), only the portions of such Contracts that are exclusively related to the Acquired Business (the Contracts, or portions thereof, referenced in clauses (i) and (ii) of the foregoing, collectively, the “Acquired Contracts”);

(d) all equipment and other tangible personal property (excluding Inventory) held by the Company Group or its Affiliates with respect thereto, in each case, that are primarily related to the Acquired Business (the “Tangible Personal Property”), including, but not limited to, the Tangible Personal Property set forth on Schedule 2.1 (d);

(e) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories, in each case, that are primarily related to the Acquired Business, including but not limited to all implants and instruments that are primarily related to the Acquired Business (the “Inventory”);

(f) to the extent transferable, all third-party warranties and indemnities, in each case, that are primarily related to the Acquired Business or the Acquired Assets;

(g) to the extent transferable, all clinical publications, Copyrights, original study data, patient files, in each case, that are primarily related to the Acquired Business;

(h) to the extent transferable, all Permits owned, held or possessed by the Company Group which are exclusively related to Acquired Business, including but not limited to, all of the Permits listed on Schedule 2.1(h);

(i) to the extent transferable, all registrations, certifications, related history files, quality audits, and records of adverse events and serious adverse events, in each, that are exclusively related to the Acquired Business;

(j) originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data, sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, in each case, that are exclusively related to the Acquired Business or the Acquired Assets;

9

(k) all claims, causes of action, choses in action, rights of recovery and rights, whether choate or inchoate, known or unknown, contingent or noncontingent, of the Company Group and under any and all assignable or transferable warranties, in each case, to the extent arising from the operation of the Acquired Business following the Closing and that are exclusively related to the Acquired Business, the Acquired Assets or Assumed Liabilities;

(l) all insurance proceeds, or the rights thereto, to the extent attributable to any damage, loss, casualty, destruction, or other impairment of any Acquired Assets occurring prior to the Closing;

(m) all assets formerly held by Fourth Dimension Spine, LLC, a Delaware limited liability company, and acquired by the Company Group from Surgalign Spine Technologies, Inc. and/or Paradigm Spine, LLC (the “Fourth Dimension Spine Acquisition”), including without limitation such assets held by the Company Group related to the Orthobiome Pediatric Scoliosis System, the GSP Rib-Based System, the Diagnostic Blood Test System (such systems, collectively, the “Fourth Dimension Spine Systems”), and all related intellectual property, design history files, clinical data, drawings, plans, technical documentation, and other tangible or intangible assets, if any (such foregoing assets, as acquired by the Company Group pursuant to the Fourth Dimension Spine Acquisition, and currently held by the Company Group, collectively, the “Fourth Dimension Spine Assets”); and

(n) all goodwill relating to the Acquired Business or the Acquired Assets and the going concern value of the Acquired Business.

2.2 Excluded Assets. All assets of the Company Group that are not Acquired Assets, shall each be retained by the Company Group (collectively, the “Excluded Assets”). The Excluded Assets, include, but are not limited to, the following assets:

(a) all assets of the Company Group and its Affiliates not used, held for use in, or which do not relate to the Acquired Business or that do not meet the applicable standard set forth in the subsections of Section 2.1;

(b) any cash, cash equivalents, bank accounts, accounts receivable, or inter-company receivables;

(c) all Contracts, or portions thereof, that are not Acquired Contracts;

(d) all rights of the Company Group under this Agreement;

(e) all records relating to the organization and maintenance of the Company Group and its Affiliates as legal entities;

(f) the Company Group’s and its Affiliates’ financial and Tax records;

(g) all corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account, or other records related to the corporate organization of the Company Group, and any other books and records the Company Group is prohibited from disclosing or transferring under applicable Law;

(h) all insurance policies of the Company Group;

(i) all Tax assets (including Tax refunds and prepayments); and

10

(j) all Employee Benefit Plans of the Company Group and assets attributable thereto.

2.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume only those Liabilities of the Company Group that arise out of or relate to the operation of the Acquired Business or the ownership or use of the Acquired Assets after the Closing Date (the “Assumed Liabilities”), including: (i) Liabilities of any Business Employees who are hired by Buyer (but excluding Labilities for wages, salaries, severance, bonuses, accrued paid time off, or other compensation or benefits relating to any current or former employee or independent contractor of Company Group that are attributable to any period on or prior to the Closing Date); (ii) Liabilities arising from products sold in connection with the operation of the Acquired Business after the Closing; (iii) Liabilities arising from the infringement or misappropriation of any third-party Intellectual Property occurring after the Closing Date; and (iv) Liabilities under the Acquired Contracts, but only to the extent such Liabilities (a) arise in the Ordinary Course of Business, (b) are required to be performed after the Closing Date, (c) do not relate to or arise from any breach, default, failure to perform, improper performance, or other violation by the Company Group on or prior to the Closing Date and (d) relate solely to the Acquired Assets.

2.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume, and shall have no responsibility for, any Liabilities of the Company Group or its Affiliates which are not expressly set forth in Section 2.3 (collectively, the “Excluded Liabilities”). Without limiting the forgoing, the Excluded Liabilities include, without limitation, (i) any trade accounts payable or indebtedness of the Company Group, (ii) any wages, salaries, severance, bonuses, accrued paid time off, benefits, or other compensation obligations relating to any current or former employee or independent contractor of the Company Group, (iii) any Taxes of the Company Group and (iv) Liabilities under the Acquired Contracts that relate to, or arise in connection with, any Excluded Asset.

ARTICLE III

CLOSING AND CONSIDERATION

3.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures, no later than two Business Days after all of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time place, or in such other manner, as the Company Group and Buyer may mutually agree upon in writing; provided that in no event shall the Closing be required to occur prior to the expiration of the Initial Financing Period, or in the event that any Additional Financing Period is timely triggered by Buyer pursuant to Section 6.10(c), prior to the expiration of such Additional Financing Period, in each case, unless Buyer notifies the Company Group of its desire to effectuate the Closing in advance of such date (in which case the Closing shall occur on such earlier date, subject to the satisfaction or waiver by the applicable Party of all applicable conditions contained in Article VII). The date on which the Closing occurs is the “Closing Date.” The Closing shall be deemed effective as of 11:59 p.m. Eastern Time on the Closing Date for all purposes. All proceedings to be taken and all documents to be executed and delivered at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed and delivered until all have been taken, executed and delivered. For the avoidance of doubt the Closing shall take place simultaneously with the closing of the transactions contemplated by the International Purchase Agreement. Accordingly, the Parties have included the condition to Closing set forth in Section 7.1(b).

11

3.2 Consideration.

(a) Upon the terms and subject to the conditions of this Agreement, as consideration in full for the acquisition of the Acquired Assets from the Company Group and for the covenants set forth in Article VI, Buyer will assume the Assumed Liabilities and pay the Company Group, in total, $17,500,000 (the “Purchase Price”), which shall be allocated between Xtant and Surgalign as set forth on Schedule 3.2(a), based on the Acquired Assets sold by each to Buyer. The Purchase Price shall be payable as follows:

(i) Concurrently with the execution and delivery of this Agreement, Buyer shall pay an amount equal to $2,500,000 (the “Deposit”), by wire transfer of immediately available funds to the account or accounts designated in writing by the Company Group. The Deposit shall be held in accordance with Section 3.2(c) below.

(ii) At the Closing, Buyer shall pay to the Company Group an amount equal to the Purchase Price, less (i) the Deposit, (ii) the Subsequent Deposits, but only if the Subsequent Deposits are paid to the Company Group in accordance with Section 6.10(c), (iii) the aggregate amount set forth in the Payoff Letters that are required to be paid under the terms hereof to the holders of the applicable indebtedness, and (iv) $8,200,000, representing the principal amount of the Note (such net amount, the “Closing Cash Payment”).

(b) At the Closing, Buyer shall:

(i) pay the Closing Cash Payment to the Company Group, by wire transfer of immediately available funds to the account or accounts designated in writing by the Company Group;

(ii) pay, on behalf of the Company Group and for purposes of satisfying the Company Group’s outstanding indebtedness described in the Payoff Letters, by wire transfer of immediately available funds, directly to the Company Group’s lenders, the amounts specified in the Payoff Letters; and

(iii) deliver a promissory note, payable to the Company Group by Buyer, with a principal balance of $8,200,000.00, in substantially in the form attached hereto as Exhibit A, which, for the avoidance of doubt, shall mature on December 31, 2025 (the “Note”).

(c) The Deposit and Subsequent Deposits (to the extent paid to the Company Group pursuant to Section 6.10(c)) shall be non-refundable, except in the event this Agreement is terminated by Buyer pursuant to Section 8.1(c), in which case the Deposit and Subsequent Deposits shall be paid by the Company Group to Buyer by wire transfer of immediately available funds to the account designated in writing by the Buyer within 5 Business Days following such termination. The Parties hereby acknowledge and agree that, except in the case of a termination pursuant to Section 8.1(c) (requiring refund of the Deposit and any Subsequent Deposits to Buyer), in the event of any breach of this Agreement by Buyer or any termination of this Agreement for any reason (other than pursuant to Section 8.1(c)), the Deposit and any Subsequent Deposits shall be retained by the Company Group as liquidated damages and not as a penalty, which shall constitute the Company Group’s sole and exclusive remedy for any and all claims arising out of or relating to any such breach or termination, this Agreement, the transactions contemplated hereby, or any other Transaction Document, except in the case of Fraud or a breach by Buyer after the termination of this Agreement of any provision of this Agreement that survives termination as provided in Section 8.2(b), and the Company Group shall have no other remedy or recourse, whether at law or in equity, including any right to seek monetary damages, equitable relief, or specific performance.

3.3 Inventory Adjustment.

(a) On the Closing Date, the Company Group shall deliver to Buyer a spreadsheet setting forth in good faith all Inventory to be delivered to Buyer pursuant to Section 2.1(e), including each item of such Inventory and its corresponding book value and location (the “Inventory Statement”).

12

(b) As soon as practicable following the Closing Date, but in any event no later than 10 days after the Closing Date (subject to a one-time extension of up to 10 days at Buyer’s election), Buyer may, at its sole discretion, elect to cause the Company Group and Buyer to (i) conduct a joint physical count of the Inventory located at the Company Group’s facility at 664 Cruiser Lane, Belgrade, MT 59714 (the “Belgrade Facility”) for the purpose of confirming the quantity and location of the Inventory set forth on the Inventory Statement, and (ii) conduct a joint physical count of consigned Inventory at facilities holding an aggregate book value (as set forth on the Inventory Statement) of not less than $5,000 of such consigned Inventory (such facilities, the “Consigned Inventory Facilities”). If Buyer so elects, the Parties shall conduct such physical count in good faith and in cooperation with each other (the “Post-Closing Inventory Count”), and each Party shall bear its own costs and expenses incurred in connection with the Post-Closing Inventory Count, unless otherwise agreed in writing. As used herein “Missing Inventory” means any Inventory that is (A) purported to be located at: (i) the Belgrade Facility, or (ii) any Consigned Inventory Facility of a customer of the Company Group that sold products of the Acquired Business from and after January 1, 2024 until the date hereof and in each case of (i) and (ii) where a physical count was done, and (B) is reflected in the Inventory Statement but is not physically located during the Post-Closing Inventory Count.

(c) If Buyer elects to conduct the Post-Closing Inventory Count, then, within 3 days following the date thereof, the Parties shall confer in good faith and mutually agree upon, if any: (i) the Missing Inventory, the value of which (as set forth in the Inventory Statement) shall be deducted from the aggregate value of all Inventory set forth in the Inventory Statement (such aggregate value, the “Closing Inventory Valuation”), and (ii) the resulting calculation of the Closing Inventory Adjustment Amount. For the avoidance of doubt, the Closing Inventory Valuation shall be determined after excluding any obsolete (with a remaining shelf life of less than six months), unsellable, damaged or expired items. Notwithstanding anything contained herein to the contrary, the Parties hereby agree that the Closing Inventory Adjustment Amount shall in no event exceed an amount equal to $450,000 minus the book value (as set forth on the Inventory Statement) of all Inventory that is physically accounted for during the Post-Closing Inventory Count.

(d) The Closing Inventory Adjustment Amount, if any, shall constitute an adjustment to the Purchase Price. On the date the Closing Inventory Adjustment Amount is finally determined pursuant to Section 3.3(c): (i)(A) if the Note has an outstanding principal balance, plus any accrued but unpaid interest (the “Note Balance”) and (B) the Closing Inventory Adjustment Amount is greater than the Note Balance, then (1) the Note Balance shall be deemed to be paid in full, (2) the Note shall terminate and be of no future force or effect and (3) the Company Group shall pay, by wire transfer of immediately available funds, to the account or accounts designated in writing by Buyer, the amount by which the Closing Inventory Adjustment Amount is greater than the Note Balance, (ii) if the Note Balance is greater than the Closing Inventory Adjustment Amount, then (1) the principal amount of the Note Balance shall be reduced by the amount of the Closing Inventory Adjustment Amount and (2) the Note shall otherwise remain outstanding in accordance with its terms, and (iii) if the Note Balance is equal to or less than $0.00 or if the Note has terminated in accordance with its terms, then the Company Group shall pay, by wire transfer of immediately available funds, to the account or accounts designated in writing by Buyer, an amount equal to the Closing Inventory Adjustment Amount.

(e) The Parties acknowledge and agree that the procedures set forth in this Section 3.3 shall constitute the sole and exclusive mechanism for resolving any and all disputes or claims between the Parties with respect to the valuation of Inventory as of the Closing, and no Party shall have any other rights or remedies (whether at law, in equity, under contract, or otherwise) with respect to any such matters, except for claims arising from Fraud. For the avoidance of doubt, the Parties hereby acknowledge and agree that in the event Buyer does not elect to conduct the Post-Closing Inventory Count pursuant to Section 3.3(b), the Closing Inventory Valuation shall be determined solely based on the Inventory Statement.

13

3.4 Company Group Closing Deliverables Unless otherwise waived by Buyer, at the Closing, the Company Group shall deliver (or cause to be delivered) the following documents, each in form and substance reasonably satisfactory to Buyer:

(a) any certificates of title necessary to effect or record the transfer of any Tangible Assets for which ownership is evidenced by a certificate of title, duly executed by each member of the Company Group;

(b) (i) with respect to the tangible Acquired Assets not constituting Tangible Personal Property or Inventory, a bill of sale conveying such Acquired Assets to Buyer, in substantially the form attached hereto as Exhibit B, duly executed by Xtant, and (ii) with respect to the Tangible Personal Property and Inventory, a bill of sale conveying such Acquired Assets to Buyer, in substantially the form attached hereto as Exhibit B, duly executed by Surgalign (collectively, the “Bills of Sale”);

(c) an assignment and assumption agreement evidencing the assignment to, and assumption by, Buyer of the Assumed Liabilities, in substantially the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by each member of the Company Group;

(d) an intellectual property assignment agreement conveying all of Company’s right, title and interest in and to the Acquired Intellectual Property to Buyer, in substantially the form attached hereto as Exhibit D (the “Intellectual Property Assignment Agreement”), duly executed by each member of the Company Group;

(e) a transition services agreement setting forth the terms under which the Xtant will provide certain transition services to Buyer following the Closing, in substantially the form attached hereto as Exhibit E (the “Transition Services Agreement”), duly executed by Xtant;

(f) a copy of the resolutions duly adopted by the board of directors of each member of the Company Group authorizing and approving the execution, delivery, and performance of this Agreement and the Transaction Documents to which such member of the Company Group is or will be a party, and the consummation of the transactions contemplated hereby and thereby;

(g) payoff letters providing for, upon payment of the outstanding debt (or portions thereof) of the Company to its secured lenders at or prior to Closing, the termination of all security interests held by such secured lenders with respect to the Acquired Assets and providing for delivery of uniform commercial code termination statements and releases of Encumbrances in favor of secured lenders on the Acquired Assets (the “Payoff Letters”);

(h) uniform commercial code termination statements or other releases reasonably satisfactory to Buyer to evidence the release of any and all Encumbrances on the Acquired Assets, other than the Encumbrances set forth on Schedule 3.4(h) (the “Permitted Encumbrances”);

(i) subject to Section 3.8 and Section 6.4, evidence reasonably satisfactory to Buyer that the Company Group has obtained the Required Consents;

(j) an IRS Form W-9, duly executed and completed by each member of the Company Group; and

(k) A consolidated, unaudited estimated balance sheet of the Company Group as of the Closing Date, prepared in good faith, solely to the extent relating to the Acquired Business.

3.5 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver (or cause to be delivered) the following documents, each in form and substance reasonably satisfactory to the Company Group:

(a) the Note, duly executed by Buyer;

(b) the Bills of Sale, duly executed by Buyer,

(c) the Assignment and Assumption Agreement, duly executed by Buyer;

14

(d) the Intellectual Property Assignment Agreement, duly executed by Buyer;

(e) the Transition Services Agreement, duly executed by Buyer; and

(f) a copy of the resolutions duly adopted by Buyer’s board of managers authorizing and approving the execution, delivery, and performance of this Agreement and the Transaction Documents to which Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby.

3.6 Withholding. Buyer shall be entitled to deduct or withhold any and all Taxes from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or other provision of applicable Law as set forth on a schedule provided by Buyer to the Company Group not later than ten (10) days prior to the Closing, which schedule shall contain a written explanation substantiating the requirement to deduct or withhold, as reasonably agreed to by the Company Group, and Buyer shall use commercially reasonable efforts to cooperate with the Company Group or other recipient of any payment hereunder to minimize or eliminate any such withholding to the maximum extent permitted by Law, including by collecting any necessary Tax forms for avoiding such withholding, including IRS Form W-9, an applicable IRS Form W-8 or similar information, from the Company Group and such other recipient. Any amount that is so deducted and withheld and remitted to the applicable Taxing Authority shall be treated as having been otherwise paid to the Company Group for all purposes of this Agreement.

3.7 Allocation of Purchase Price. Each of the Parties agrees that the Purchase Price (which for purposes of this Section 3.7 shall include any Assumed Liabilities required to be treated as part of the Purchase Price for U.S. federal income tax purposes), as may be adjusted pursuant to this Agreement, shall be allocated among the Acquired Assets and the covenants set forth in Article VI in accordance with Schedule 3.7, as required by Section 1060 of the Code, and the Treasury Regulations promulgated thereunder. In addition, Buyer and the Company Group hereby undertake to file timely Form 8594 pursuant to the Treasury Regulations promulgated under Section 1060(b) of the Code. Buyer and the Company Group shall file timely any amendments required to such Form 8594 as a result of a subsequent increase or decrease of the Purchase Price pursuant to this Agreement. Each of the Parties shall adhere to the allocation set forth in Schedule 3.7 (as may be adjusted hereunder) for all purposes relevant to the calculation of Taxes, and shall report the transactions contemplated herein in a manner consistent with such allocation. Except as required by Law, each of the Parties shall not take any position on their respective Tax Returns that is inconsistent with the allocation set forth in Schedule 3.7 (as may be adjusted hereunder); provided, however, that nothing herein shall prevent a party from sending a proposed deficiency or adjustment to any Governmental Authority and no Party will be required to challenge or litigate any proposed deficiency or adjustment by a Governmental Authority. Any party receiving a written notice from a Governmental Authority challenging the allocation in Schedule 3.7 shall provide a copy of such notice to the other parties within ten (10) Business Days of its receipt.

15

3.8 Restricted Assets. To the extent that the assignment by the Company Group to Buyer of any Acquired Asset would not be effective without the consent or approval of a third party, or otherwise requires Buyer to own, hold or possesses a Permit (each, a “Requirement”) which Requirement is not obtained by the Closing Date (each such Acquired Asset, a “Restricted Asset”), then neither this Agreement nor any other Transaction Document shall be deemed to constitute an assignment or attempted assignment of such Restricted Asset if such assignment or attempted assignment would (i) constitute a breach or other contravention of the rights of such third party and such breach or other contravention would have a Material Adverse Effect as to the rights and obligations of Buyer in such Restricted Asset; or (ii) be ineffective with respect to any party to any such Restricted Asset, provided, however, that, subject to the satisfaction or waiver of the other conditions contained in Article VII (other than any such condition related to obtaining or maintaining any Requirement), the Closing shall occur notwithstanding the fact that such Requirements were not obtained without any adjustment to the Purchase Price. For a period of six (6) months following the Closing Date, without additional consideration, the Company Group shall take commercially reasonable actions in order to obtain for Buyer the benefits, including promptly paying to Buyer all monies received by the Company Group in connection with such Restricted Asset to the extent related to a time period after the Closing, and to assist Buyer in assuming the obligations of such Restricted Asset. For a period of six (6) months following the Closing Date, Buyer and the Company Group will use commercially reasonable efforts, and will cooperate with each other, to try to obtain each Requirement for the sale, assignment, assumption, transfer, conveyance and delivery of the Restricted Assets other than for the Acquired Contracts; provided, however, that neither Buyer nor the Company Group will be required to pay any consideration therefor. In the event a Requirement for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Asset is obtained after the Closing Date, the Company Group shall promptly assign, transfer, convey and deliver such Restricted Asset to Buyer, and Buyer shall assume the obligations under such Restricted Asset assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer). Notwithstanding the foregoing, the Parties hereby acknowledge and agree that with respect to any Restricted Asset that is a Contract to which a member of the Company Group is a party (other than any Contract for which a Closing Required Consent is required hereunder) with any independent agent, distributor, customer, health care provider, and/or group purchasing organization, the Parties shall have fulfilled the Requirement applicable to such Restricted Asset by taking the actions set forth on Schedule 3.8.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP

Except as set forth in the correspondingly numbered Section (and subsection where applicable) of the Disclosure Schedules, the Company Group hereby represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and the Closing Date.

4.1 Organization; Good Standing. Each member of the Company Group is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Each member of the Company Group has all necessary corporate power and authority to own, lease, and operate its assets and to conduct its business as currently conducted, including the Acquired Business. Each member of the Company Group is duly qualified and in good standing as a foreign corporation in each jurisdiction where such qualification is required by reason of its business operations or the ownership or use of its assets.

4.2 Authorization and Effect. Each member of the Company Group has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by each member of the Company Group of this Agreement and such other Transaction Documents have been duly authorized by all requisite corporate action and, to the extend required, all stockholder action. This Agreement and each such Transaction Document, when executed and delivered by the Company Group (assuming due authorization, execution, and delivery by the other parties thereto), constitute the legal, valid, and binding obligations of each member of the Company Group, enforceable against it in accordance with their respective terms, subject to applicable insolvency, bankruptcy, reorganization, moratorium or other similar applicable Law affecting creditors’ rights generally (the “Enforceability Exceptions”).

16

4.3 Non-Contravention; Consents. The execution, delivery, and performance by the Company Group of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the certificate of incorporation, bylaws, or other organizational documents of any member of the Company Group; (ii) violate any applicable Law or Governmental Order; (iii) except as disclosed in Schedule 4.3 of the Disclosure Schedules, require any consent or notice, or result in a breach, default, acceleration, termination, or modification under any Acquired Contract or Permit set forth on Schedule 2.1(h); or (iv) result in the creation of any Encumbrance on the Acquired Assets. No consent, approval, order, or filing with any Governmental Authority is required in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which the any member of the Company Group is a party, or the consummation of the transactions contemplated hereby and thereby.

4.4 Financial Statements.

(a) Copies of the following financial statements are attached to Schedule 4.4(a) of the Disclosure Schedules: (i) the unaudited statement of Acquired Assets as of December 31, 2024, (ii) the unaudited statements of revenues and direct expenses of the Company Group solely to the extent related to the Acquired Business for the fiscal year ended December 31, 2024, and (iii) the unaudited statement of Acquired Assets as of March 31, 2025 (the “Latest Financial Date”) and the unaudited statements of revenues and direct expenses of the Company Group solely to the extent related to the Acquired Business for the three month period ending on the Latest Financial Date. The financial data referred to in in this Section 4.4(a) (collectively referred to as the “Financial Statements”) fairly present in all material respects (A) the financial position, condition, assets and liabilities of the Acquired Business as of the dates therein specified and (B) the results of operations of the Acquired Business for the periods indicated therein.

(b) The Financial Statements were derived from the books and records of the Company Group and were prepared in accordance with GAAP, consistently applied for the periods covered.

(c) Neither the Acquired Business nor the Company Group, to the extent related to the Acquired Assets, has any material Liabilities except (i) Liabilities reflected in the Financial Statements or that are not required under GAAP to be shown on the face of the balance sheet as of the Latest Financial Date, or (ii) Liabilities that have arisen after the Latest Financial Date in the Ordinary Course of Business.

(d) The Company Group, solely with respect to the Acquired Business, does not maintain any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act.

4.5 Proceedings; Orders. There are no pending or, to the Company Group’s Knowledge, threatened Proceedings or Orders against the Company Group or any of their Affiliates that relate to, arise out of, or could reasonably be expected to affect the Acquired Business, the Acquired Assets, or the transactions contemplated hereby. To the Company Group’s Knowledge, no circumstances exist that would reasonably be expected to give rise to any such Proceeding or Order.

4.6 Compliance with Laws. The Company Group is in material compliance with all Privacy Policies and Laws applicable to the conduct of the Acquired Business and the ownership of the Acquired Assets.

4.7 Absence of Certain Changes Events or Conditions. Since December 31, 2024, the Company Group has operated the Acquired Business in the Ordinary Course of Business, except for actions taken by the Company Group in preparation of the transactions contemplated by this Agreement or any other Transaction Document, and there has been no and there has not been, solely with respect to the Acquired Business, any of the following:

(a) a Material Adverse Effect;

(b) any material change by the Company Group in its accounting methods, principles or practices relating to the Acquired Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

17

(c) the termination of employment by the Company Group of employees of the Company Group primarily employed in the Acquired Business, other than in the Ordinary Course of Business;

(d) any waiver by the Company Group of any material rights related to the Acquired Business or the Acquired Assets; or

(e) any other transaction, agreement or commitment entered into which materially and adversely affects the Acquired Business or the Acquired Assets, except, in each case, in the Ordinary Course of Business or as disclosed in the notes to the Financial Statements.

4.8 Business Contracts

(a) Schedule 4.8(a) of the Disclosure Schedules lists each of the following material contracts (whether written or oral and including all amendments and supplements thereto) (x) by which any of the Acquired Assets are bound or otherwise obligated, or (y) to which any member of Company Group is a party or by which any member of the Company Group is bound, in each case, which relate primarily to the Acquired Business or the Acquired Assets, (collectively and including the Acquired Contracts, the “Business Contracts”):

(i) any Contract with any Material Customer;

(ii) any Contract with a Material Supplier;

(iii) any Contract with a Material Distributor;

(iv) any Intellectual Property License Agreement;

(v) any Contract for the licensing of any products or services of the Company Group;

(vi) any Contract that evidences or secures any Encumbrance on the Acquired Assets;

(vii) any capital or operating leases or conditional sales agreements relating primarily to Acquired Assets;

(viii) any Contract pursuant to which any member of the Company Group or any of its Affiliates is entitled or obligated to acquire any assets from, or sell any assets to, a third Person, which are, or if so acquired or disposed, would constitute Acquired Assets;

(ix) any Contract that relates to the development, joint development, or co-ownership of any Owned Intellectual Property;

(x) any Contract that includes any noncompetition, nonsolicitation or similar restriction on any member of the Company Group with respect to the Acquired Business or that similarly restricts, limits, or restricts the use, sale, enforcement or ownership of any of the Acquired Assets;

(xi) any employment, consulting, noncompetition, or separation agreement relating to the Business Employees;

(xii) any collective bargaining, union or labor agreements or arrangements covering any of the Business Employees;

(xiii) any agreements with or for the benefit of any director, manager, officer or Business Employee, or any Affiliate or immediate family member thereof; and

18

(xiv) all other Contracts that are material to the operation of the Acquired Business or the ownership of the Acquired Assets, in each case, that are not of the nature of the Contracts covered by clauses (i)-(xiii) above (e.g., this subsection (xiv) does not cover any distribution Contract, regardless of whether it is a Contract with a “Material Distributor”).

(b) The Company Group has delivered to Buyer a true and complete copy of each written Business Contract and a true written summary of each oral Business Contract. Each Acquired Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Each member of the Company Group has performed, in all material respects, all of its obligations under each Acquired Contract to which it is a party and that are required to be performed by such member of the Company Group. There exists no material breach or default (or event that with notice or lapse of time would constitute a material breach or default) on the part of any member of the Company Group under any Acquired Contract, and there has been no termination or notice of default or, to the Company Group’s Knowledge, any threatened termination under any such Acquired Contract.

4.9 Customers; Suppliers; Distributors.

(a) Set forth on Schedule 4.9(a) of the Disclosure Schedules is a complete list of the Xtant’s ten (10) largest customers of the Acquired Business on a revenue basis for the calendar year ended December 31, 2024 (the “Material Customers”), which list indicates the amount of revenues attributable to each such Material Customer for each such period. Since December 31, 2024 (a) no Material Customer has notified Xtant in writing or, to the Knowledge of the Company Group, provided an oral notice or threat of such Material Customer’s intention to terminate, or materially alter its relationship with Xtant, and (b) there has been no material dispute with a Material Customer (other than in the Ordinary Course of Business).

(b) Set forth on Schedule 4.9(b) of the Disclosure Schedules is a complete list of the Xtant’s ten (10) largest suppliers of the Acquired Business each as measured by dollar value for the year ended December 31, 2024 (the “Material Suppliers”), which list indicates the dollar value attributable to each such Material Supplier for each such period. Since December 31, 2024 (a) no Material Supplier has notified the Xtant in writing or, to the Knowledge of the Company Group, provided an oral notice or threat of such Material Supplier’s intention to terminate, or materially alter its relationship with the Xtant, and (b) there has been no material dispute with a Material Supplier (other than in the Ordinary Course of Business).

(c) Set forth on Schedule 4.9(c) of the Disclosure Schedules is a complete list of the fifty (50) largest distributors for the Acquired Business, each as measured by dollar value for the year ended December 31, 2024 (the “Material Distributors”) which list indicates the dollar value attributable to each such Material Distributor for each such period. Since December 31, 2024 (a) no Material Distributor has notified the Xtant in writing or, to the Knowledge of the Company Group, provided an oral notice or threat of such Material Distributor’s intention to terminate, or materially alter its relationship with the Xtant, and (b) there has been no material dispute with a Material Distributor (other than in the Ordinary Course of Business).

4.10 Title and Condition of Acquired Assets.

(a) Except as set forth on Schedule 4.10(a) of the Disclosure Schedules, each member of the Company Group has good, valid, and marketable title to the Acquired Assets owned by it, free and clear of all Encumbrances (other than Permitted Encumbrances), and will transfer good, valid, and marketable title to Buyer at the Closing.

(b) The Acquired Intellectual Property and the Permits included in the Acquired Assets include all of the Intellectual Property and Permits reasonably necessary to market and sell the products sold by the Company Group in the United States in connection with its operation of the Acquired Business in the manner currently conducted, excluding Intellectual Property that is not related to the Coflex and Cofix products.

19

(c) The Tangible Personal Property is (a) free of known defects and deficiencies and in good operating condition and repair (ordinary wear and tear excepted); and (b) adequate for the conduct of the Acquired Business in the manner in which the Tangible Personal Property is currently being used.

4.11 Coflex Business. Except as set forth on Schedule 4.11 of the Disclosure Schedules, the Acquired Business, the OUS Coflex Business and the Fourth Dimension Spine Assets, together, constitute all of the Company Group’s, and their Affiliates, right, title, and interest, financial or otherwise, in the Coflex Business and the Fourth Dimension Spine Assets, and following the consummation of the transactions contemplated by this Agreement and consummation of the transactions contemplated by the International Purchase Agreement, neither the Company Group, nor their Affiliates, shall own any interest (financial or otherwise) in, operate, or control any portion of the Coflex Business or, subject to Section 6.17, the Fourth Dimension Spine Assets.

4.12 Inventory. Surgalign has good, valid, and marketable title to all of the Inventory, free and clear of all Encumbrances (other than Permitted Encumbrances), and will transfer good, valid, and marketable title to Buyer at the Closing. The Inventory has been reasonably reflected on the Financial Statements in accordance with GAAP. All Inventory is either (i) in the possession of the Company Group or (ii) held on consignment by customers, sales representatives, or distributors of the Acquired Business in the Ordinary Course of Business, in which case such Inventory is listed on Schedule 4.12(a) of the Disclosure Schedules. All Inventory is free and clear of Encumbrances, other than Permitted Encumbrances.

4.13 Sufficiency of Assets. The Acquired Assets include (a) except as set forth on Schedule 4.13(a) of the Disclosure Schedules, all of the assets (whether tangible or intangible) and rights of each member of the Company Group, or any of their Affiliates, that were used exclusively in the conduct of the Acquired Business and (b) the rights that are reasonably necessary to market and sell the products sold by the Company Group in connection with its operation of the Acquired Business as currently conducted without infringing upon, or otherwise violating or misappropriating, the rights of third parties. Except as set forth on Schedule 4.13(b) of the Disclosure Schedules, all of the Acquired Assets are free and clear of Encumbrances, rights of first refusal, options, restrictive easements or any other similar restrictions.

4.14 Products and Product Liability. Except as disclosed in Schedule 4.14 of the Disclosure Schedules, there are no Proceedings pending, or, to the Knowledge of the Company Group, threatened, against or relating to the Company Group with respect to the Acquired Business (a) arising from complaints, allegations or Proceedings relating to any injury to person or property or as a result of ownership, possession, provision or use of any of the products that were manufactured, distributed, labeled, packaged, marketed or sold in the conduct of the Acquired Business or (b) relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to such products, nor have there been any such Proceedings since February 28, 2023 (the “Lookback Date”).

4.15 Intellectual Property.

(a) Schedule 4.15(a) of the Disclosure Schedules sets forth the (i) Owned Intellectual Property and (ii) Third Party Intellectual Property. Except as disclosed in Schedule 4.15(a) of the Disclosure Schedules, all Owned Intellectual Property and, to the Knowledge of the Company Group, all Third Party Intellectual Property is subsisting, valid and enforceable, and all Owned Intellectual Property and, to the Knowledge of the Company Group, all Third Party Intellectual Property that are applications to registered are pending and in good standing.

20

(b) Except as set forth on Schedule 4.15(b) of the Disclosure Schedules, each member of the Company Group (i) owns (with valid right, title, and interest in), and has a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances), the Owned Intellectual Property used in the portion of the Acquired Business conducted by such member of the Company Group, and (ii) has a valid right to use all of the Third Party Intellectual Property in the Acquired Business as currently conducted.

(c) The Company Group has used the Third Party Intellectual Property that is the subject of an Intellectual Property License Agreement in accordance with, and has not breached any of, the terms of the applicable Intellectual Property License Agreement.

(d) The Company Group has not abandoned, forfeited, or otherwise relinquished any Intellectual Property that would, if not abandoned, forfeited, or otherwise relinquished, constitute Owned Intellectual Property. Neither the Company Group, nor any of its Affiliates, has assigned or transferred ownership of, or granted an exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Owned Intellectual Property to any other Person.

(e) To the Knowledge of the Company Group, the conduct of the Acquired Business as currently conducted does not infringe upon or misappropriate (either directly or indirectly, such as through contributory infringement or inducement to infringe) any Intellectual Property rights of any other Person. There are no active or, to the Company Group’s Knowledge, threatened Proceedings regarding the same, and neither the Company Group nor any of its Affiliates has received any written notice or assertion of any such infringement or misappropriation.

(f) To the Knowledge of the Company Group, no third party is misappropriating, infringing, diluting or violating any Owned Intellectual Property or other Intellectual Property owned or used by any member of the Company Group in the Acquired Business, and no Proceedings or other adversarial claims have been brought or threatened against any third party by any member of the Company Group.

(g) The Company Group and its Affiliates have taken commercially reasonable measures consistent with industry standard practice to protect the confidentiality, integrity and security of the Acquired Intellectual Property, including requiring employees and other parties having access thereto to execute written nondisclosure agreements, and ensure the acquisition of the ownership of Intellectual Property created by any employee or other party through written invention assignment agreements. None of the Trade Secrets included in the Acquired Intellectual Property have been disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement. To the Knowledge of the Company Group, no employee is in breach of any employee nondisclosure or invention assignment agreement, and, to the Knowledge of the Company Group, no third party to any nondisclosure agreement with the Company Group or any of its Affiliates is in breach, violation or default of such agreement.

(h) Neither the Company Group nor any of its Affiliates has accepted or received any funding (including tax incentives or relief), facilities or resources from any Governmental Authority used in the development of any Owned Intellectual Property, and no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center has any claim or right (including license rights) to any Owned Intellectual Property.

(i) Except for the Intellectual Property included in the Acquired Assets, there is no Intellectual Property owned by any third party or any member of the Company Group that would be infringed by the marketing and sale of the products sold in the operation of the Acquired Business, as currently conducted.

21

4.16 Permits. The Company Group owns, holds or possesses all of the Permits which are necessary or appropriate for the conduct of the Acquired Business or the ownership of the Acquired Assets (the “Business Permits”), each of which is set forth on Schedule 4.16 of the Disclosure Schedules. Except as disclosed in Schedule 4.16 of the Disclosure Schedules, (i) each of the Business Permits is valid and in full force and effect and (ii) subject to Section 3.8 and Section 6.4, each Business Permit is an Acquired Asset and will be conveyed, transferred, and assigned to Buyer at the Closing.

4.17 Litigation. Except as set forth on Schedule 4.17 of the Disclosure Schedules, there are currently no pending or, to the Company Group’s Knowledge, threatened lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations or inquiries (including, grand jury subpoenas) (collectively, “Litigation”) by any Person against the Company Group relating to or concerning the Acquired Business or to which any of the Acquired Assets may be subject, nor is the Company Group subject to, or bound by, any currently existing Order arising from any Litigation that relates to the Acquired Business or the Acquired Assets.

4.18 Employment Matters.

(a) Schedule 4.18 of the Disclosure Schedules includes a complete list of (i) all current employees of the Company Group primarily engaged in the Acquired Business (the “Business Employees”), and (ii) all current independent contractors or other third parties engaged or retained by the Company Group primarily for providing services for the benefit of the Acquired Business, including such individual’s (i) name, (ii) title or position, (iii) hire date, (iv) current base compensation or rate, (v) bonus or incentive compensation, (vi) exempt/nonexempt status (with respect to Business Employees), and (vii) the specific member of the Company Group that employs or engages such Person.

(b) (i) the Company Group has not been and is not now a party to any collective bargaining, union or labor agreements, contracts or other arrangements with any group of Business Employees, labor union or employee representative (to the extent such labor union or employee representative represents the Business Employees); (ii) since the Lookback Date, there has not been, and there is not presently pending or existing, and to the Company Group’s Knowledge, there is not threatened, any strike, material labor trouble, or work stoppage of the Business Employees; (iii) to the Company Group’s Knowledge no event has occurred since the Lookback Date or circumstance exists that could reasonably be expected to provide the basis for any strike, work stoppage or other labor dispute of the Business Employees; (iv) there is no pending or, to the Company Group’s Knowledge, threatened proceeding relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Authority, against or affecting the Company Group with respect to the Business Employees; (v) no application or petition for an election of or for certification of a collective bargaining agent with respect to the Business Employees is pending; (vi) no grievance or arbitration proceeding exists with respect to the Business Employees that, if determined adversely to the Acquired Business, would be reasonably likely to have a Material Adverse Effect upon the conduct of the Acquired Business; (vii) there is no lockout of any Business Employees by the Company Group and no such action is contemplated by the Company Group; and (viii) to the Company Group’s Knowledge there has been no charge of discrimination, harassment, or retaliation filed against or threatened against the Company Group with respect to the Business Employees with the Equal Employment Opportunity Commission or similar Governmental Body.

(c) The Company Group is currently, and since the Lookback Date has been, in compliance, in all material respects, with all Laws applicable to the Acquired Business relating to the employment of the Business Employees, including those related to labor management relations, wages, hours, exempt status classification, collective bargaining, equal employment opportunities, discrimination, sexual harassment, civil rights, affirmative action, plant closings and mass layoffs, workplace safety and health, employment-related immigration and authorization to work in the United States, and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority.

22

(d) During the ninety (90) day period preceding the date hereof, no Business Employee (nor any individual that would have constituted a Business Employee during such ninety (90) day period) has suffered an “employment loss” (as defined in the federal Worker Adjustment and Retraining Notification Act).

(e) The Company Group has no formal plan or commitment, whether legally binding or not, to increase the compensation payable or to become payable to the Business Employees, except for customary increases in salaries or wages in the Ordinary Course of Business.

4.19 Employee Benefit Plans.

(a) The term “Employee Benefit Plans” means: (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA and (b) all material plans or policies providing for fringe benefits and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, units, membership interest, ownership interest, severance, retirement, health, life, accidental death and dismemberment, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, phantom stock, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), in each case for the benefit of any Business Employee or present or former consultant or director of the Company Group who is or was primarily engaged in the Acquired Business, or any dependent thereof. Except as required by applicable Law, the Company Group has no formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan prior to the Closing Date that would affect any Business Employee, or any dependent or beneficiary thereof.

(b) Neither the Company Group nor any of its Affiliates or any ERISA Affiliate has, since the Lookback Date, maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or Liability (including, any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or section 412 of the Code, in each case with respect to the Business Employees and for which Buyer could have Liability as a result of the transactions contemplated by this Agreement. Neither the Company Group nor any of its Affiliates or any ERISA Affiliate has any actual or potential withdrawal liability (including, any contingent liability) for any “complete withdrawal” or “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) from any multiemployer plan with respect to the Business Employees.

(c) No Employee Benefit Plan provides for or promises, or has, since the Lookback Date, provided for or promised, retiree medical, disability or life insurance benefits to any Person other than as required under section 4980B of the Code or similar applicable state law.

(d) (i) All required contributions through Closing with respect to the Employee Benefit Plans have been made or properly accrued, in all material respects, (ii) all required Tax filings as to each Employee Benefit Plan have been made, and all required notices and disclosures to the extent applicable have been filed or distributed in accordance with the applicable requirements of ERISA and the Code, and (iii) each Employee Plan is, and has been operated since the Lookback Date, in compliance in all material respects with its terms and applicable Law, including ERISA and the Code, except, in each case, for such failures which would not, individually or in the aggregate, reasonably be expected to result in Liability to Buyer or any of its Affiliates at or following the Closing.

23

(e) The consummation of the transactions contemplated by this Agreement alone, or in combination with any other event (where such event would not alone have an effect described in this sentence), will not: (i) result in any material liability or obligation under any Employee Benefit Plan for which Buyer will be responsible, including any such liability for severance pay, separation pay or withdrawal liability, (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Business Employee, director, or other service provider of the Acquired Business (in each case whether current or former) or their spouses or beneficiaries, or (iii) increase the amount payable to any Business Employee under or result in any other material obligation for which Buyer will be responsible pursuant to any Employee Benefit Plan.

(f) the Company Group has no obligation to make any severance or termination payment to any Business Employee in excess of any amount payable under applicable Law.

4.20 Taxes.

(a) Each Tax Return required to be filed by the Company Group with respect to the Acquired Business and the Acquired Assets prior to the date hereof has been accurately prepared and duly and timely filed (giving effect to any valid extensions) in accordance with applicable Law. All such Tax Returns are true and complete in all material respects.

(b) All Taxes (whether or not shown on any Tax Return) with respect to the Acquired Business and the Acquired Assets that are due and payable by the Company Group have been timely paid.

(c) The Company Group is not delinquent in the payment of any Tax with respect to the Acquired Business or the Acquired Assets. There are no Tax deficiencies outstanding, assessed, or, to the Knowledge of the Company Group, proposed against any member of the Company Group. The Company Group has not executed any waiver or extension of any statute of limitations on the assessment or collection of any Tax, in each case with respect to the Acquired Business or the Acquired Assets.

(d) No Tax audit, action, exam, suit, proceeding, investigation or claim is now pending or, to the Company Group’s Knowledge, is threatened against any member of the Company Group, and to the Company Group’s Knowledge, no issue or question has been raised (and is currently pending) by any Governmental Authority with respect to any Taxes or the Tax Returns of any member of the Company Group.

(e) No written claim has ever been made by a Governmental Authority in a jurisdiction in which the Company Group does not file a particular Tax Return or pay a particular Tax with respect to the Acquired Business or the Acquired Assets that indicates that the Company Group is or may be required to file such Tax Return or pay such Tax.

(f) The Company Group has withheld or collected the full amount of any and all Taxes required to be withheld or collected by it with respect to the Acquired Business or the Acquired Assets and has paid the same to the proper Taxing Authority in accordance with applicable Law. The Company Group has collected and/or maintained properly completed exemption certificates and supporting documents in the manner required by applicable Laws to support the reduction of, or exemption from, any Tax (including Taxes required to be withheld, deducted and/or collected by the Company Group) with respect to the Acquired Business and the Acquired Assets.

(g) Except with respect to statutory Encumbrance for Taxes not yet due and payable, there are no Encumbrances for unpaid Taxes on the Acquired Assets and no claim for unpaid Taxes has been made in writing by any Taxing Authority that could give rise to any such Encumbrance.

24

(h) None of the Acquired Assets are (i) subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, or (ii) treated as an equity interest in any Person for Tax purposes.

(i) The Company Group is not subject to Tax with respect to the Acquired Business or the Acquired Assets in any jurisdiction outside the United States by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.

(j) The Company Group has not participated in or been the promoter of a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k) The Company Group has complied in all material respects with respect to all escheat and abandoned or unclaimed property Laws that are applicable to the Acquired Business or the Acquired Assets.

4.21 Real Property.

(a) The Company Group does not own any real property that is used in the conduct of the Acquired Business.

(b) Neither the Company Group nor any of its Affiliates own, use, hold for use, lease sublease, license, or occupy any real estate primarily in connection with the Acquired Business.

4.22 Conflicts of Interest

. No director, manager, or officer of the Company Group (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Company Group in respect of the Acquired Business or that otherwise has material business dealings with the Company Group in respect of the Acquired Business; or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Company Group under, any Business Contract.

4.23 Brokerage. No broker, finder, or advisor is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company Group or its Affiliates.

4.24 Solvency. The Company Group is now Solvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. No transfer of the Acquired Assets is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company Group.

4.25 Books and Records. The books of account and other records of the Company Group which are primarily related to the Acquired Business, all of which have been made available to Buyer, are complete and correct in all material respects, represent actual, bona fide transactions related to the Acquired Business, and have been maintained in accordance with sound business practices.

4.26 No Other Representations

. Except for the representations and warranties expressly set forth in this Article IV, neither the Company Group nor any of its Affiliates, nor any of their respective directors, officers, employees, agents, or representatives, makes or shall be deemed to have made any other representation or warranty, express or implied, at law or in equity, with respect to the Company Group, the Acquired Assets, the Acquired Business, or the transactions contemplated hereby, and any such other representations or warranties are hereby expressly disclaimed.

25

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company Group as follows.

5.1 Organization; Good Standing. Buyer is a limited liability company duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation. Buyer has all requisite limited liability company power and authority to own, lease, and operate its assets and to conduct its business as currently conducted.

5.2 Authorization and Enforceability. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and such other Transaction Documents have been duly authorized by all requisite action on the part of Buyer. This Agreement and each such Transaction Document, when executed and delivered by Buyer (assuming due authorization, execution, and delivery by the other parties thereto), constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

5.3 Brokerage. No broker, finder, or other financial advisor is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Buyer or its Affiliates.

5.4 Litigation. There is currently no pending or, to Buyer’s Knowledge, threatened Litigation by any Person against Buyer, which if determined adversely to Buyer, would reasonably be expected to have a Material Adverse Effect, nor is Buyer subject to or bound by any currently existing Order that would reasonably be expected to have a Material Adverse Effect.

5.5 Solvency. Buyer is now Solvent and will not be rendered insolvent by the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

5.6 Sufficient Funds. At Closing, Buyer will have immediately available funds sufficient for Buyer to pay the Closing Cash Payment, and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement.

5.7 Financial Statements. Copies of the following financial statements of Buyer have been provided to the Company Group: (i) the unaudited balance sheet and statement of income for the year ended December 31, 2024, and (ii) the unaudited balance sheet and statement of income for the four (4) month period ended April 30, 2025. The financial data referred to in this Section 5.7 fairly presents in all material respects (A) the financial position, condition, assets and liabilities of Buyer as of the dates therein specified, and (B) the results of operations of Buyer for the periods indicated therein. Such financial data was derived from the books and records of Buyer and has been prepared in accordance with GAAP.

5.8 No Other Representations. Except for the representations and warranties expressly set forth in this Article V, neither Buyer nor any of its Affiliates, nor any of their respective managers, officers, employees, agents, or representatives, makes or shall be deemed to have made any other representation or warranty, express or implied, at law or in equity, with respect to Buyer or the transactions contemplated hereby, and any such other representations or warranties are hereby expressly disclaimed.

26

ARTICLE VI
COVENANTS

6.1 Conduct of Business. From the date of this Agreement until the Closing (the “Interim Period”), and except (i) as otherwise consented to or approved in writing by an authorized officer or agent of Buyer, (ii) as required by any Law or Order, (iii) as required by this Agreement or as permitted under Schedule 6.1 of the Disclosure Schedules, the Company Group shall, with respect to the Acquired Business, use its commercially reasonable efforts to:

(a) operate the Acquired Business in the Ordinary Course of Business;

(b) maintain the Acquired Business, including all of the Acquired Assets, in operating condition in a manner consistent with past practices, ordinary wear and tear excepted, in the Ordinary Course of Business;

(c) perform in all material respects and in the Ordinary Course of Business its obligations under the Acquired Contracts required to be performed by the Company Group during the Interim Period;

(d) keep in full force and effect all present insurance policies or substantially equivalent policies to the extent pertaining to the Acquired Business or the Acquired Assets;

(e) keep in full force and effect, without amendment, all material rights relating to the Acquired Business;

(f) maintain all books and records of the Company Group or its Affiliates relating to the Acquired Business in the Ordinary Course of Business; and

(g) maintain and preserve its business organization intact and maintain its relationships and goodwill with vendors, suppliers, customers and others having business relationships with the Acquired Business or the Acquired Assets in the Ordinary Course of Business.

6.2 Negative Covenants. Without limiting the generality of Section 6.1, during the Interim Period, and except as (i) otherwise consented to or approved in writing by an authorized officer or agent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), (ii) required by any Law or Order, or (iii) otherwise required by this Agreement, the Company Group shall not, with respect to the Acquired Business:

(a) amend or terminate any of the Acquired Contracts, or enter into any new contract or commitment related to the Acquired Business, except in the Ordinary Course of Business;

(b) make any material change in personnel or increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any Business Employee, except in the Ordinary Course of Business;

(c) create, assume or permit to exist any new Encumbrance (other than Permitted Encumbrances) upon any of the Acquired Assets, except in the Ordinary Course of Business;

(d) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any Acquired Asset, except in the Ordinary Course of Business, which exception, for the avoidance of doubt, will include the acquisition, sale or other disposition of Inventory in the Ordinary Course of Business;

27

(e) enter into any compromise or settlement of any Litigation, Order, proceeding or governmental investigation relating to the Acquired Assets or the Acquired Business in excess of $100,000; or

(f) take any action or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.7 would reasonably be likely to occur.

6.3 Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to any restrictions contained in any confidentiality agreements to which the Company Group or any of its Affiliates is subject (in which case the Company Group shall use commercially reasonable efforts to make substitute access arrangements), the Company Group shall, and shall cause its Affiliates to, provide to Buyer and its Representatives reasonable access to all books and records (including the ability to make copies thereof), employees, facilities and properties of or related to the Acquired Business or the Acquired Assets (in a manner so as to not interfere unreasonably with the normal business operations of the Company Group and its Affiliates) and, during such period, the Company Group shall furnish promptly to Buyer all information concerning the Acquired Business or Acquired Assets as Buyer may reasonably request. Notwithstanding the foregoing, the Company Group shall not be required to disclose any information to Buyer if such disclosure would (y) jeopardize any attorney-client or other privilege or (z) contravene any applicable Law.

6.4 Efforts; Required Consents. Subject to the terms and conditions herein, Buyer and the Company Group shall, prior to the Closing, use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction of the Closing conditions set forth in Article VII), including with respect to the Company Group obtaining and maintaining the consents from third parties identified on Schedule 6.4 (the “Required Consents”). For the avoidance of doubt, if Buyer elects to waive the receipt of any Required Consent prior to the Closing, then the Parties shall proceed with the Closing (provided that all other conditions to Closing set forth in Article VII have been satisfied or waived, as the case may be), and such Acquired Asset applicable to such Required Consent shall be treated as a Restricted Asset in accordance with Section 3.8.

6.5 Assistance with Filing. Prior to the Closing and for a period of six (6) months after the Closing Date, the Company Group, as applicable, will use commercially reasonable efforts to furnish Buyer with all information concerning the Company Group, the Acquired Business, or the Acquired Assets that is reasonably required for inclusion in any application or filing made by Buyer with any Governmental Authority in connection with the transactions contemplated by this Agreement or the Transaction Documents. Nothing in this Section 6.5 shall require the Company Group to create or develop new reports or information, or provide reports or furnish information, other than in the form in which such reports or information currently exists.

28

6.6 Exclusivity.

(a) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company Group shall not, and shall not permit any of its Affiliates or any of the Company Group’s or such Affiliate’s directors, officers, employees, stockholders, Affiliates or representatives to, directly or indirectly, (i) initiate, solicit, or knowingly facilitate or encourage any inquiries or the making of any proposal or offer from any Person or group of Persons that may constitute, or would reasonably be expected to lead to, the acquisition of all or any significant part of the Acquired Business or the Acquired Assets (other than sales in the Ordinary Course of Business) or any other transaction that would preclude the transactions contemplated by this Agreement (each, an “Alternative Transaction”), it being understood that that the acquisition of the Company Group’s outstanding equity securities will not be considered an Alternative Transaction so long as the Company Group remains bound by this Agreement in accordance with its terms, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person or group of Persons (other than Buyer) with respect to, or provide any non-public information or data concerning, the Acquired Business or the Acquired Assets to any Person or group of Persons (other than Buyer) relating to any proposal, indication of interest, inquiry, request or offer that constitutes, or would reasonably be expected to result in, an Alternative Transaction, or (iii) approve, endorse, recommend or enter into any acquisition agreement, purchase agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Transaction. The Company Group shall promptly notify Buyer if any Person makes any proposal, offer or inquiry with respect to an Alternative Transaction.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company Group will, and will cause its Affiliates and Representatives to, (i) immediately cease and cause to be terminated any existing communications, discussions, negotiations and other activities with any Person or its Representatives (other than Buyer and its Representatives) with respect to any Alternative Transaction, or any inquiry, proposal, offer or indication of interest that could reasonably be expected to lead to any Alternative Transaction; (ii) immediately terminate and discontinue any access of any Person and its Representatives (other than Buyer and its Representatives and the Company Group and its Representatives) to any data room (virtual, physical or otherwise) or similar information-sharing platform containing any of the Company Group’s confidential information with respect to any Alternative Transaction; and (iii) immediately request, and use reasonable best efforts to cause, the prompt return or destruction of any confidential information previously furnished or made available to such Persons and their Representatives through such platform or in connection with a possible Alternative Transaction.

(c) The Company Group will promptly inform its Affiliates and Representatives of the restrictions set forth in this Section 6.6. Any breach or violation of the restrictions set forth in this Section 6.6 by any Affiliate or by any Representative of the Company Group, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company Group or otherwise, will be deemed to be a breach or violation of this Section 6.6 by the Company Group.

6.7 Notifications; Stockholder Litigation.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company Group shall deliver to Buyer prompt notice of any matter, event, circumstance, change or effect arising after the date hereof if, and only if, to the Knowledge of the Company Group, such matter, event, circumstance, change or effect has caused, or would reasonably be expected to cause, any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied as of the Closing; provided, that no such notification shall impact Buyer’s right to assert a failure of the conditions set forth in Section 7.2(a) or Section 7.2(b). From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer shall deliver to the Company Group prompt notice of any matter, event, circumstance, change or effect arising after the date hereof if, and only if, to the Buyer’s knowledge, such matter, event, circumstance, change or effect has caused, or would reasonably be expected to cause, any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied as of the Closing; provided, that no such notification shall impact the Company Group’s right to assert a failure of the conditions set forth in Section 7.3(a) or Section 7.3(b).

29

(b) The Company Group will promptly advise Buyer orally and in writing of any Proceeding, whether commenced prior to or after the date of this Agreement, brought against the Company Group or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and will keep Buyer fully informed regarding any such Proceeding, including discussions and developments in respect of settlement thereof.

6.8 No Public Disclosure. No press release or public announcement related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, shall be issued or made by any Party (nor will any Party permit any of its advisors or Affiliates to do any thereof) without the prior written approval of Buyer and the Company Group, (a) unless, in the reasonable opinion of counsel, such communication is required by applicable Law, in which case the Company Group and Buyer shall be afforded a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication, and (b) except for disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby. Nothing herein shall prevent (i) any Party from at any time furnishing any information to any Governmental Entity or from making any disclosures required or that a Party deems appropriate under the Exchange Act (including furnishing or filing this Agreement or any information contained herein in any filings made under the Exchange Act), or under the rules and regulations of any national securities exchange on which such Party’s (or such Party’s Affiliate’s) shares of capital stock are listed, or (ii) Buyer or its Affiliates or Representatives from disclosing information regarding this Agreement and the transactions contemplated hereby to the any source of the Financing, including, but not limited to, financial institutions, investors and limited partners. Nothing herein shall prevent the Company Group from (i) filing this Agreement as an exhibit to Current Report on Form 8-K with the U.S. Securities and Exchange Commission after the execution of this Agreement or (ii) making a press release or public announcement, and making any disclosures required or that the Company Group deems appropriate under the Exchange Act, which may include filing a Current Report on Form 8-K with the U.S. Securities and Exchange Commission, to announce and disclose any termination of this Agreement, the reason(s) for the termination, and the terms of such termination; provided, however, that in the event the Company Group makes any such press release, public announcement or disclosure pursuant to this clause (ii), Buyer shall be afforded a reasonable opportunity to review and comment on such press release, announcement or disclosure, and the Company Group shall consider in good faith any such comments, in each case, prior to making such press release, announcement or disclosure.

6.9 Restrictive Covenants.

(a) The Company Group hereby covenants and agrees that during the three-year period beginning on the Closing Date, the Company Group shall not, and shall cause its Affiliates not to, directly or indirectly, engage in any business that is directly competitive with the Coflex Business anywhere in the world or the Fourth Dimension Spine Systems anywhere in the United States, or own any interest in, operate, control, have a financial interest which provides any control of, or participate with or in, any Person producing, designing, providing, soliciting orders for, selling, distributing, consulting to, or marketing or re-marketing products or services, that are directly competitive with the Coflex Business or the Fourth Dimension Spine Systems; provided, that nothing in this Section 6.9(a) shall prohibit the Company Group or any its Affiliates from (i) owning or holding less than five percent of the outstanding shares of any class of stock that is regularly traded on a recognized U.S. or non-U.S. securities exchange or over-the-counter market, (ii) engaging in any of its existing businesses, it being acknowledged by Buyer that the existing businesses of the Company Group and its Affiliates (other than the Acquired Business and the holding of the Fourth Dimension Spine Assets) are not engaged in any activity that is directly competitive with the Coflex Business or the Fourth Dimension Spine Systems, (iii) acquiring any Person, so long as such acquired Person did not derive more than 10% of its revenues in most recently completed fiscal year from the sale of products that are directly competitive with the Coflex Business or the Fourth Dimension Spine Systems as of the Closing Date, (iv) owning any and all of the Excluded Assets or fulfilling their obligations under any Contract (whether now existing or subsequently entered into) included in the Excluded Assets and which are reasonably necessary in conducting any of the activities referenced in the immediately preceding clauses (i)-(iii).

30

(b) The Company Group hereby covenants and agrees that during the two-year period beginning on the Closing Date, the Company Group shall not, and shall cause its Affiliates not to, directly or indirectly, hire, recruit, solicit, contact, or approach for employment, hiring, or engagement (whether as an employee, consultant, agent, independent contractor, or otherwise), or encourage to leave his or her employment or consulting relationship with Buyer or any of its Affiliates, any Business Employee who accepts an offer of employment with Buyer or otherwise seek or attempt to influence or alter any such Person’s relationship with Buyer or any of its Affiliates; provided, that nothing in this Section 6.9(b) shall prohibit the Company Group or any of its Affiliates from any: (i) general solicitation for employment (including in any newspaper or magazine, over the internet, or by any search or employment agency), if not specifically directed towards any such Person; (ii) hiring of any such Person where the initial contact with such individual regarding such hiring arose from any such general solicitation; or (iii) soliciting for employment or hiring any individual who at the time of such solicitation and hiring has not been employed by Buyer or any Affiliate of Buyer for at least six months prior to such solicitation.

(c) The Company Group recognizes and acknowledges that, as of the Closing Date, it will have knowledge of confidential or other proprietary information relative to the activities of Buyer as such activities relate to the Coflex Business, including information relating to financial statements or other financial information, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, discoveries, drawings, programs, strategies, analyses, profit margins, pricing information, Contracts, sales and marketing information or materials, methods of operation, plans, processes, research, systems, techniques, Intellectual Property, products, technologies, materials, innovations, improvements, technical know-how, developments, strategies, ideas, prospects, tangible or intangible work product or other proprietary information, in each case related to the Coflex Business (“Confidential Information”). In light of the foregoing, during the three-year period beginning on the Closing Date, the Company Group shall, and shall cause its Affiliates, directors, officers, employees and Representatives to, maintain the confidentiality of, and refrain from using or disclosing for any purposes, whether directly or indirectly, to any Person, all Confidential Information that exclusively relates to the Coflex Business. Nothing in this Section 6.9(c) shall prohibit (i) the disclosure of any Confidential Information that is required by applicable Law, or (ii) the disclosure of Confidential Information after any such information is in the public domain through no act on the part of the Company Group or any of its Affiliates, directors, officers, employees or representatives.

(d) The Company Group acknowledges and agrees that the length of time, scope, and geographic coverage of the covenants set forth in this Section 6.9 are fair and reasonable given the benefits the Company Group has received under this Agreement. The Company Group further agrees that it will not challenge the reasonableness of the time and scope in any Action, regardless of who initiates such Action. The Company Group further acknowledges and agrees that the covenants set forth in this Section 6.9 are necessary for the protection of Buyer’s legitimate business interests and that Buyer would not have entered into this Agreement unless the Company Group had agreed for it and its respective Affiliates to be irrevocably bound by the covenants contained in this Section 6.9, that irreparable injury will result to Buyer if the Company Group or any of its respective Affiliates breach any of the terms of this Section 6.9, and that in the event of an actual or threatened breach by the Company Group or any of its respective Affiliates of any of the provisions contained in this Section 6.9, Buyer would have no adequate remedy at Law. The Company Group accordingly waives, on behalf of itself and its respective Affiliates, the defense of adequacy of a remedy at Law, and agrees that in the event of any actual or threatened breach by it or any of its Affiliates of any of the provisions contained in this Section 6.9, Buyer shall be entitled to injunctive and other equitable relief without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages, and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained in this Section 6.9 shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. The Company Group shall be liable for any breach by any of its Affiliates of this Section 6.9.

31

(e) This Section 6.9 shall be deemed to consist of a series of separate and independent covenants and shall be worldwide (except as otherwise provided in Section 6.9(a)) in geographic scope. The Parties expressly agree that the character, duration and scope of this Section 6.9 are reasonable and necessary for the protection of Buyer’s legitimate interests in the goodwill of the Acquired Business in light of the circumstances as they exist on the date hereof and the consideration for the covenants contained in this Section 6.9 is included in the consideration payable pursuant to Section 3.2. Should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Section 6.9 is void, unenforceable, or unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Company Group (on behalf of itself and its Affiliates) that this Section 6.9 shall be construed by the court in such a manner as to impose only those restrictions (including with any such modification as may be required to make a restriction valid and enforceable) on the conduct of the Company Group and its Affiliates that are valid, enforceable, and reasonable in light of the circumstances as they then exist and as are necessary to assure Buyer of the intended benefit of this Section 6.9. If, in any Action, a court shall refuse to enforce all of the separate covenants deemed included in this Section 6.9 because, taken together, they are more extensive than necessary to assure Buyer of the intended benefit of this Section 6.9, it is expressly understood and agreed among the Parties that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such Action shall, for the purpose of such Action, be deemed eliminated from the provisions of this Section 6.9 and the Parties shall negotiate in good faith to replace such void or unenforceable covenant with a valid provision which, as far as possible, has the same commercial effect as the provision which it replaces.

6.10 Buyer’s Financing.

(a) During the Interim Period, Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to obtain financing, on terms acceptable to Buyer for the purposes of funding the consummation of the transactions contemplated by this Agreement on the Closing Date (the “Financing”). Buyer will promptly inform the Company Group when it has obtained an unconditional commitment to provide the Financing (except for conditions that, by their nature, will only be satisfied at the time the Financing is provided) and, upon request of Company Group, provide evidence of such commitment.

(b) Prior to the Closing Date, the Company Group shall use commercially reasonable efforts to provide to Buyer, at Buyer’s sole cost and expense, such reasonable cooperation in connection with the arrangement of the Financing as is reasonably necessary and customary for financings and reasonably requested in writing by Buyer. Nothing in this Section 6.10(b) shall require such cooperation to the extent it would (i) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement, (ii) require the Company Group to take any action that will conflict with or violate any Laws prior to the Closing Date, (iii) result in the Company Group otherwise incurring any Liability or undertaking any obligation in connection with the Financing, (iv) result in any officer or director of the Company Group incurring any personal liability with respect to any matters relating to the Financing, or (v) require the Company Group to create or develop new reports or information or provide reports or furnish information other than in the form in which the reports or information currently exists.

32

(c) Buyer shall use commercially reasonable efforts to obtain the Financing within sixty (60) days from the date hereof (the “Initial Financing Period”). In the event Buyer has not obtained the Financing within the Initial Financing Period, Buyer may elect to extend the Financing period for up to one additional sixty (60) day period (the “First Additional Financing Period”). To exercise the First Additional Financing Period, Buyer must, no later than one Business Day prior to the expiration of the Initial Financing Period: (i) deliver written notice to the Company Group that it is exercising its right to extend the Initial Financing Period, and (ii) pay to the Company Group an amount equal to $2,500,000 (the “First Subsequent Deposit”) by wire transfer of immediately available funds to the account or accounts designated in writing by the Company Group. If Buyer has not obtained the Financing by the expiration of the First Additional Financing Period, Buyer may elect to extend the Financing period for up to one additional thirty (30) day period beginning on the date of the expiration of the First Additional Financing Period (the “Second Additional Financing Period”, and together with the First Additional Financing Period, the “Additional Financing Periods”). To exercise the Second Additional Financing Period, Buyer must, no later than one Business Day prior to the expiration of the First Additional Financing Period: (i) deliver written notice to the Company Group that it is exercising its right to further extend the First Additional Financing Period, and (ii) pay an additional amount equal to $2,500,000 (the “Second Subsequent Deposit” and together with the First Subsequent Deposit, the “Subsequent Deposits”) by wire transfer of immediately available funds to the account or accounts designated in writing by the Company Group. The Subsequent Deposits shall be held in accordance with Section 3.2(c). Buyer shall have the sole and absolute right to extend the Initial Financing Period and the First Additional Financing Period (if any) in accordance with this Section 6.10(c); provided, however, Buyer’s obligation to consummate the transactions contemplated by this Agreement is not conditioned upon Buyer obtaining the Financing. Buyer’s failure to obtain the Financing in accordance with the terms of this Agreement, including within the Initial Financing Period and any Additional Financing Period, as applicable, shall constitute a breach of this Agreement by Buyer; provided, further, that in the event of any breach of this Agreement by Buyer, the Company Group’s sole and exclusive remedy shall be to terminate this Agreement in accordance with Section 8.1 and Section 8.2 and, upon such termination, retain the Deposit and any Subsequent Deposits as liquidated damages and not as a penalty, except in the case of Fraud by the Company Group or termination by Buyer pursuant to Section 8.1(c) (requiring the Deposit and any Subsequent Deposits to be refunded to Buyer). The Parties acknowledge and agree that such liquidated damages are a reasonable estimate of the Company Group’s anticipated damages and shall be in full satisfaction of any liability of Buyer under this Agreement in connection with such breach and termination. If Buyer does not timely deliver the notices under Section 6.10(c) above and make the payments required by Section 6.10(c), then there will not be any First Additional Financing Period or Second Additional Financing Period, as applicable.

(d) After the Closing, Buyer will use its commercially reasonable efforts to obtain, as soon as reasonably practicable, financing, whether debt or equity financing, sufficient to either (1) pay in full all amounts due under the Note or (2) pay off its existing indebtedness (expect for the Note) and, in the case of (2), such financing to be on terms that do not require the Company Group to be a party to any agreement under which its rights under the Note are subordinate to any third party and allow for the Company Group to obtain a first position lien on the Acquired Assets as security for the Note.

6.11 Tax Matters. The Company Group and Buyer will use commercially reasonable efforts to (a) provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, or any audit or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (b) retain and provide each other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (c) provide each other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

6.12 Bulk Sales Law. Buyer and the Company Group hereby waive compliance with any applicable bulk sales laws, including Article 6 of the New York Uniform Commercial Code, in connection with the transactions contemplated by this Agreement. The Company Group shall be solely responsible for any Liability arising out of the failure to comply with such laws.

33

6.13 Employee Matters.

(a) Following the date hereof but prior to Closing, the Company Group shall use its commercially reasonable efforts to make available to Buyer the Business Employees for screening with respect to potential employment by Buyer following the Closing, and shall deliver to Buyer all information reasonably requested by Buyer concerning such Business Employees to the extent permitted under all applicable Laws. At least 10 days prior to the Closing, Buyer shall deliver to the Company Group a schedule setting forth the Business Employees that shall be offered employment with Buyer following the Closing (such employees set forth therein, the “Offered Employees”) and, Buyer shall offer employment to the Offered Employees with such employment to take effect as of the first day following the Closing Date. An Offered Employee who accepts such offer and successfully completes Buyer’s standard pre-employment screening shall become an employee of Buyer on the first day following the Closing Date (such an employee is hereinafter referred to as a “Transferred Employee”). Effective as of the first Business Day of the calendar month following the calendar month in which the Closing Date occurs, each Transferred Employee shall commence to participate in Buyer’s employee benefit plans on the same or substantially similar basis as Buyer’s other similarly situated employees. For the period from the Closing Date through the calendar date immediately preceding the first Business Day of the calendar month following the calendar month in which the Closing Date occurs, the Transferred Employees shall continue to participate in the medical, dental, and vision benefit plans of the Company Group set forth on Schedule 6.13(a) on the same terms and conditions as in effect as of immediately prior to the Closing Date (other than the requirement that the Transferred Employee be an employee of the Company Group) to the extent permitted by such benefit plans and applicable Law; provided, however, the Company Group covenants and agrees to take the commercially reasonable steps required to cause such benefit plans to continue such coverage for the Transferred Employees. Buyer will reimburse the Company Group for a pro rata portion of the Company Group’s monthly cost of the benefit plans set forth on Schedule 6.13(a) related to coverage for the Transferred Employees for the period from the Closing Date through the calendar date immediately preceding the first Business Day of the calendar month following the calendar month in which the Closing Date occurs.

(b) Buyer (or any legal successor) will have sole discretion over the promotion, retention, termination and other terms and conditions of the employment of the Transferred Employees after the Closing Date.

(c) Except as otherwise required pursuant to applicable Law, Buyer will only be responsible for making COBRA continuation coverage under Section 4980B of the Code available to the Transferred Employees and their dependents where the qualifying event as defined in Section 4980B of the Code occurs after the Closing Date.

(d) At Closing, the Company Group shall terminate all Transferred Employees and, with respect to such termination, shall be responsible for any and all salary, wages, benefits, severance obligations and other obligations owed to such Transferred Employees (including cashing out the accrued vacation and paid time-off of all Transferred Employees) no later than promptly following their termination of employment with the Company Group.

(e) Buyer shall not be obligated to recognize a Transferred Employee’s service with the Company Group for the purpose of accruing benefits under any defined benefit pension plan, if any, but shall recognize such service for the purpose of determining eligibility for and vesting under any defined contribution retirement plan maintained by Buyer and for computing entitlement to vacations, severance and sick pay, if any, under any plan, policy or arrangement of Buyer, to the extent permitted under applicable Law; provided, however, that any severance and/or vacation benefits payable upon a Transferred Employee’s termination will be based on the Transferred Employee’s actual years of service with Buyer beginning on the Closing Date.

34

(f) This Section 6.13 is an agreement solely between the Company Group and Buyer. Nothing in this Section 6.13, whether express or implied, shall be considered to be a contract between the Company Group or Buyer, on the one hand, and any other Person, on the other hand, or shall confer upon any employee of the Company Group, any employee of Buyer, any Transferred Employee or any other Person, any rights or remedies that such Person did not already have, including, (i) any right to employment or recall; (ii) any right to continued employment of any specified Person; or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever. Further, nothing in this Section 6.13 shall be deemed or construed to be an amendment or other modification of any Employee Benefit Plan or Buyer’s employee benefit plan.

6.14 Cooperation and Further Assurances. After the Closing, (a) each of the Parties shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further reasonable actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and (b) the Company Group will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to fully convey and transfer the Acquired Assets to Buyer and for aiding, assisting, collecting and reducing to possession any of the Acquired Assets and exercising rights with respect thereto, including but not limited to, fully and effectively transfer, assign, and vest in Buyer (or its designated Affiliate) all right, title, and interest in and to the Acquired Intellectual Property, including the recordation of such transfers with the United States Patent and Trademark Office, the United States Copyright Office, and any other relevant Governmental Authorities or registration bodies.

6.15 Release. Effective as of the Closing, (a) the Company Group, on behalf of itself and its Affiliates, and each of its successors and assigns, hereby irrevocably and unconditionally releases and forever discharges Buyer and its Affiliates, and each of their respective past, present, and future officers, directors, managers, members, equityholders, employees, agents, Representatives, successors, and assigns (collectively, the “Buyer Released Parties”), and (b) Buyer, on behalf of itself and its Affiliates, and each of their respective successors and assigns, hereby irrevocably and unconditionally releases and forever discharges the Company Group and its Affiliates, and each of their respective past, present, and future officers, directors, managers, members, equityholders, employees, agents, representatives, successors, and assigns (collectively, the “Company Released Parties”), from any and all rights, actions, causes of action, claims, demands, liabilities, damages, judgments, and obligations of any kind or nature whatsoever, whether direct or indirect, known or unknown, accrued or unaccrued, suspected or unsuspected, liquidated or unliquidated, or due to become due, fixed, matured, or contingent, and whether arising at law or in equity, that any such releasing party ever had, now has, or may hereafter have against the applicable Buyer Released Party or Company Released Party, as applicable, in each case based upon facts, circumstances, or occurrences solely to the extent that the same relate to the operation of the Acquired Business or the Acquired Assets. Notwithstanding the foregoing, nothing in this Section 6.15 shall release, waive, or limit any claims or rights of either party (i) under this Agreement or any Transaction Document, or (ii) relating to Fraud.

6.16 Post-Closing Warranty Claims. Following the Closing, Buyer shall use commercially reasonable efforts to process, administer, and perform warranty claims relating to the Acquired Assets that arise after the Closing Date but relate to sales prior to the Closing, at the sole cost and expense of the Company Group, notwithstanding that such warranty claims constitute Excluded Liabilities. The Company Group shall reimburse Buyer for any out-of-pocket costs, expenses, or payments incurred by Buyer in connection with such warranty claims within five (5) Business Days following written demand therefor, which demand shall include reasonable supporting documentation. If the Note remains outstanding at the time any such reimbursement is due, such reimbursement shall be made by setoff against amounts then owed by Buyer under the Note. If the Note is no longer outstanding, Buyer shall not be required to incur or advance any such costs, expenses, or payments if, in Buyer’s reasonable discretion, the estimated aggregate amount of such out-of-pocket costs with respect to any single warranty claim is likely to exceed $25,000, unless the Company Group agrees to advance such costs, expenses, or payments. The Parties shall cooperate in good faith with respect to the handling and resolution of any such warranty claims, and Buyer shall keep the Company Group reasonably informed of the status of such claims upon request.

35

6.17 Fourth Dimension Spine Assets. During the Interim Period and for one year following the Closing Date, the Company Group shall use, and shall cause its Subsidiaries and Affiliates to use, commercially reasonable efforts to identify and locate all tangible and intangible (if any) assets which constitute the Fourth Dimension Spine Assets. To the extent any such Fourth Dimension Spine Assets are identified by the Company Group or any of their Affiliates following the Closing Date, the Company Group shall transfer, assign, convey and deliver, or cause its Affiliates to transfer, assign, convey and deliver, such Fourth Dimension Spine Assets to Buyer for no additional consideration and shall execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may request in order to fully convey and transfer such Fourth Dimension Spine Assets to Buyer.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Mutual Conditions of the Obligations the Parties. The respective obligations of each of Buyer and the Company Group to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permissible under applicable Law) at or prior to the Closing of each of the following conditions:

(a) no statute, rule, regulation, executive Order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be pending or in effect, and no Action to challenge the consummation of the transactions contemplated by this Agreement shall be pending; and

(b) The consummation of the transactions contemplated by the International Purchase Agreement shall have occurred, such that, for the avoidance of doubt, the closing thereof and the Closing of this Agreement shall occur simultaneously.

7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver (if permissible under applicable Law) by Buyer, at or prior to the Closing of the following additional conditions:

(a) (i) each of the representations and warranties of the Company Group set forth in Section 4.1 (Organization; Good Standing), Section 4.2 (Authorization and Effect), Section 4.3 (Non-Contravention), Section 4.10(a) (Title of Acquired Assets), Section 4.11 (Coflex Business) Section 4.19 (Employee Benefit Plans), Section 4.20 (Taxes) and Section 4.24 (Solvency) (collectively, the “Company Group Fundamental Representations”) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case such representations and warranties will be true and correct in all respects as of such other date), except: (A) with respect to the Company Group Fundamental Representation set forth in Section 4.11, where the failure of such Company Group Fundamental Representation to be true and correct as of the aforementioned periods would not have more than a de minimis effect on the Acquired Business, and (B) with respect to the Company Group Fundamental Representations set forth in Section 4.19 and Section 4.20, where the failure of such Company Group Representation to be true and correct as of the aforementioned periods would not have a Material Adverse Effect, and (ii) each of the other representations and warranties of the Company Group set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case such representations and warranties will be true and correct in all respects as of such other date), except where the failure of such other representations and warranties to be true and correct as of the aforementioned periods, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect;

36

(b) the Company Group must have performed or complied in all material respects with all covenants, obligations and agreements required to be performed by it or complied with by it under this Agreement at or prior to the Closing;

(c) there shall not have been any change, condition, event or development since the date of this Agreement that, individually or in the aggregate, has caused or would reasonably be expected to cause a Material Adverse Effect;

(d) Buyer shall have received the items to be delivered by the Company Group pursuant to Section 3.4;

(e) Buyer shall have obtained Permits listed on Schedule 7.2(e); and

(f) The Company Group shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by a duly authorized officer of each member of the Company Group, certifying the satisfactions of the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c).

7.3 Conditions to Obligations of the Company Group. The obligations of the Company Group to effect the transactions contemplated by this Agreement are subject to the satisfaction, or waiver (if permissible under applicable Law) by the Company Group, at or prior to the Closing of the following additional conditions:

(a) (i) each of the representations and warranties of Buyer set forth in Section 5.1 (Organization; Good Standing), Section 5.2 (Authorization and Enforceability), Section 5.5 (Solvency), and Section 5.6 (Sufficient Funds) (collectively, the “Buyer Fundamental Representations”, and together with the Company Group Fundamental Representations, the “Fundamental Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case such representations and warranties will be true and correct in all respects as of such other date), and (ii) each of the other representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case such representations and warranties will be true and correct in all respects as of such other date), except where the failure of such other representations and warranties to be true and correct as of the aforementioned periods, individually or in the aggregate, has not had and would not be reasonably expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b) Buyer must have performed or complied in all material respects with all covenants, obligations and agreements required to be performed by it or complied with by it under this Agreement at or prior to the Closing;

(c) the Company Group shall have received the items to be delivered by Buyer pursuant to Section 3.5 and the payments by Buyer required under Section 3.2 shall be made at Closing; and

37

(d) Buyer shall have delivered to the Company Group a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, certifying the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and the Company Group;

(b) by Buyer, on the one hand, or the Company Group, on the other hand, if the Closing shall not have occurred on or prior to the Termination Date; provided, however, that a Party’s right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to such terminating Party if the primary cause of the failure to consummate the Closing is a breach by such terminating Party of its representations, warranties, obligations or covenants under this Agreement; provided, further, however, that this provision may be waived by Buyer if the International Purchase Agreement is terminated by Buyer pursuant to Section 8.1(c) thereof, or by the Seller (as defined in the International Purchase Agreement) if the International Purchase Agreement is terminated by the Seller pursuant to Section 8.1(d) thereof;

(c) by Buyer, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company Group contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by Buyer to the Company Group or (ii) the Termination Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would be the primary cause of a condition set forth in Section 7.1 or Section 7.2 not to be satisfied;

(d) by the Company Group, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.1 or Section 7.3 would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company Group to Buyer or (ii) the Termination Date; provided, however, that the Company Group shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company Group is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would be the cause of a condition set forth in Section 7.1 or Section 7.3 not to be satisfied;

(e) by either Buyer, on the one hand, or by the Company Group, on the other hand, if any Governmental Authority shall have issued an Order or ruling or taken any other Action permanently enjoining, restraining or otherwise prohibiting the Closing and such Order or ruling or other Action shall have become final and nonpeelable;

(f) by Buyer if the International Purchase Agreement is terminated in accordance with its terms for any reason other than pursuant Section 8.1(d) thereof; or

(g) by the Company Group if the International Purchase Agreement is terminated in accordance with its terms for any reason other than pursuant to Section 8.1(c) thereof pursuant to Section thereof.

38

8.2 Notice and Effect of Termination.

(a) Any Party desiring to terminate this Agreement pursuant to Section 8.1 (the “Terminating Party”) shall give written notice of such termination to the other Parties to this Agreement; provided, however, that in the event the Terminating Party validly delivers a written notice of termination pursuant to the terms hereof, then the non-Terminating Party shall thereafter have no right to terminate this Agreement under any provision hereof, regardless of whether the conditions permitting such termination would otherwise be satisfied, such that, for the avoidance of doubt, once the Terminating Party has exercised its right to terminate this Agreement by delivering written notice in accordance with the applicable provisions herein, the non-Terminating Party shall have no right to terminate this Agreement, and such rights of the non-Terminating Party shall be deemed waived and of no further force or effect.

(b) In the event of the termination of this Agreement pursuant to Section 8.1, except as set forth in this Section 8.2(b), this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, the Company Group or its Representatives) with the exception of, (i) liability of the Company Group for any willful breach of this Agreement prior to such termination or in the case of Buyer or the Company Group, Fraud (which the Company Group and Buyer shall not be relieved from by virtue of the termination of this Agreement in accordance with its terms), (ii) Section 3.2(c), and the Company Group’s right to retain the Deposit and any Subsequent Deposits (to the extent received by the Company Group pursuant to Section 6.10(c)), (iii) the prohibition on public disclosure in Section 6.8, (iv) this Section 8.2, and (v) Article X, which will each survive the termination of this Agreement in accordance with their respective terms.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained in this Agreement shall survive the Closing and will remain operative and in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated herby for a period of 15 months after the Closing Date, except that (a) the Fundamental Representations shall survive for a period of 4 years after the Closing Date; provided however, that the representations and warranties of the Company Group in Section 4.19 (Employee Benefit Plans) and Section 4.20 (Taxes) shall survive until 30 days after the expiration of the applicable statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions or waivers thereof). None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing Date (including the indemnification provisions in this Article IX), and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms or, if no period is contemplated in this Agreement, for a period of 6 years after the Closing Date. Upon termination and expiration of any representation, warranty or covenant, all indemnification obligations with respect to such representation, warranty or covenant shall likewise terminate and expire; except to the extent that, no later than the date of such expiration or termination a claim shall have been given for any breach thereof. Notwithstanding the foregoing, any claims asserted in writing to the Indemnifying Party prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

9.2 Indemnification by the Company Group. Subject to the other terms and conditions of this Article IX, the Company Group shall, jointly and severally, indemnify, defend, and hold Buyer, its Affiliates, and their respective managers, officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) harmless from and against, and shall pay and reimburse each of them for, any and all Losses that any Buyer Indemnitee may suffer or incur as a result of or relating to:

(a) any breach of, or any inaccuracy in, any representation or warranty made by the Company Group in this Agreement;

39

(b) any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by the Company Group pursuant to this Agreement or the Transaction Documents; or

(c) any Excluded Liability except for any Liability or Liabilities of any of the Company Group’s Affiliates that are being acquired by Buyer under the International Purchase Agreement (i.e., Paradigm Spine GmbH and its subsidiaries).

9.3 Indemnification by Buyer.

Subject to the other terms and conditions of this Article IX, Buyer shall indemnify, defend, and hold the Company Group, its Affiliates, and their respective managers, officers, directors, employees, agents, successors and assigns (collectively, the “Company Group Indemnitees”) harmless from and against, and shall pay and reimburse each of them for, any and all Losses that any Company Group Indemnitee may suffer or incur as a result of or relating to:

(a) any breach of, or any inaccuracy in, any representation or warranty made by Buyer in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by Buyer pursuant to this Agreement or the Transaction Documents; or

(c) the failure of Buyer to pay, perform and/or discharge any Assumed Liability when due.

9.4 Limitations.

(a) Notwithstanding anything to the contrary herein, the Indemnifying Party shall not be liable to the Indemnified Party (i) for any Losses arising from Section 9.2(a) or Section 9.3(a), as the case may be, unless and until the aggregate amount of all such Losses exceeds $250,000 (the “Deductible”), in which event the Indemnified Party shall be entitled to indemnification for only such Losses in excess of the Deductible, or (ii) for any Losses in excess of an aggregate amount equal to $2,000,000 (the “Cap”).

(b) Notwithstanding the foregoing: (i) the limitations set forth in Section 9.4(a) shall not apply to any breach or of (A) any Fundamental Representations, or (B) in the case of Fraud.

(c) In no event shall the Company Group’s maximum aggregate liability to the Buyer Indemnitees with respect to Losses under Section 9.2(a) exceed the Purchase Price, except for such Losses arising out of Fraud.

(d) No Indemnifying Party shall be liable to Indemnified Party for any punitive, exemplary, or similar damages, except to the extent such damages are awarded by a Governmental Authority in connection with a Third-Party Claim.

(e) For purposes of determining whether a breach or an alleged breach has occurred and the amount of any Losses for which the Buyer Indemnitees or the Company Group Indemnitees, as the case may be, are entitled to claim indemnification, all “materiality,” “in all material respects,” “Material Adverse Effect” and qualifiers of similar import will be excluded from and given no effect in each representation and warranty and each covenant and agreement; provided, however, that such qualifiers shall not be disregarded where they are part of a defined term (e.g., “Material Customer”) or where the context otherwise requires.

40

(f) Notwithstanding the foregoing, the limitations set forth in this Section 9.4 shall not apply to claims based on a Party’s Fraud. Solely with respect to actions grounded in Fraud, (A) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity, and (B) no party shall, by exercising any remedy available to it under this Article IX, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

(g) Payment by an Indemnifying Party pursuant to Section 9.2 or Section 9.3 in respect of any Losses shall be net of any insurance proceeds or third party indemnity or contribution payments actually received by the Indemnified Party in respect of such Losses, less any deductibles, costs and expenses incurred in connection with making any claim or pursuing or obtaining such insurance proceeds or third party indemnity or contribution payments, and related increases in insurance premiums or other chargebacks. If any such amounts described in this Section 9.4(g) are received by an Indemnified Party after being fully indemnified for the relevant Losses hereunder, such amounts will be promptly paid to the Company Group or Buyer, as applicable.

(h) For purposes of applying the Cap and Deductible and the limitation set forth in Section 9.4(c) above, all Losses indemnifiable under this Agreement and Section 9.2(a) of the International Purchase Agreement shall be aggregated and applied against the Cap, Deductible and the limitation set forth in Section 9.4(c) above. By way of example only and in no way in limitation of the foregoing, if Buyer incurs $200,000 in indemnifiable Losses under this Agreement and Buyer or its Affiliates incurs $50,000 in indemnifiable Losses under the International Purchase Agreement, such combined Losses shall be aggregated for purposes of satisfying the Deductible and counting against the Cap and the limitation set forth in Section 9.4(c) above. For the avoidance of doubt, no Indemnified Party shall be entitled to double recovery for any indemnifiable Losses even though such Losses, or any other incident, may have resulted from the breach of more than one of the representations, warranties, covenants and agreements, or any other indemnity, provided in this Agreement or the International Purchase Agreement.

(i) Notwithstanding any provision to the contrary contained in this Agreement, the Parties hereby acknowledge and agree that Buyer’s first source of recovery for any and all indemnifiable Losses for which the Company Group is liable pursuant to this Article IX shall be by offset against any amounts of principal and accrued interest, if any, remaining under the Note. Buyer shall be entitled to reduce such unpaid principal balance and accrued but unpaid interest in an amount equal to the indemnifiable Losses for which the Company Group is liable pursuant to the provisions of this Article IX. Buyer Indemnitees shall only have the right to recover directly from the Company Group if there is no outstanding principal amount or accrued but unpaid interest under the Note or to the extent the Losses for which the Company Group is liable pursuant to this Article IX exceed the then-outstanding principal amount and accrued but unpaid interest under the Note (in which event, Buyer Indemnitees may only recover directly from the Company Group in an amount equivalent to such excess).

9.5 Matters Involving Third Party Claims.

(a) Promptly after the receipt by any Company Group Indemnitee or Buyer Indemnitee (as the case may be, an “Indemnified Party”) of notice of the commencement of any action by any Person who is not a party to this Agreement (such action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this Article IX (the “Indemnifying Party”), give such Indemnifying Party prompt written notice (but in any event, to the extent there is a deadline to respond to such Third Party Claim under applicable Law, no later than five (5) Business Days prior to the date of such deadline) of such Third Party Claim, describing in reasonable detail the circumstances then known to such Indemnified Party and shall include copies of all material written documentation received by the Indemnified Party relating thereto (to the extent not privileged or subject to an obligation of confidentiality); provided, that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that such failure to give notice shall materially and adversely prejudice any defense or claim available to the Indemnifying Party.

41

(b) The Indemnifying Party, within ten (10) days after receiving the Indemnified Party’s notice of the Third Party Claim, shall acknowledge in writing to the Indemnified Party whether the Indemnifying Party will assume the defense of such Third Party Claim with its own counsel and at the Indemnifying Party’s sole expense; provided, that, in order to assume the defense of such Third Party Claim, the Indemnifying Party must reasonably believe that it may be responsible for the Losses relating to such Third Party Claim (based on the facts then known) and if, at any time during the course of assuming the defense of such Third Party Claim the Indemnifying Party reasonably believes it is not responsible for such Losses, then it will notify the Indemnified Party in writing and tender defense of such claim to the Indemnified Party at such time provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, (ii) the Third Party Claim solely seeks non-monetary damages, including an injunction, specific performance or equitable relief against any Indemnified Party, (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is reasonably expected to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, or (iv) the Indemnified Party has determined in good faith that there would be a conflict of interest or other materially detrimental or inappropriate matter associated with joint representation of the indemnification proceeding.

(c) If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise, or consent to any order or judgment with respect to the Third Party Claim, except as provided in this Section 9.5(c); (ii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party at its own cost and expense; and (iii) it shall actively and diligently defend the Third Party Claim and keep the Indemnified Party fully and timely apprised of all developments, including settlement offers, with respect to the Third Party Claim. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to provide such consent within ten (10) Business Days after receiving written notice of such settlement offer, the Indemnifying Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer.

(d) If the Indemnifying Party does not assume the defense of any Third Party Claim, or if any condition to the Indemnifying Party’s assumption of the defense of any Third Party Claim set forth above becomes unsatisfied, the Indemnified Party may defend against such claim in such manner and on such terms as it in good faith deems appropriate, provided that the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) and shall be entitled to indemnification in respect thereof in accordance with Section 9.2 or Section 9.3, as applicable. In no event shall the Indemnified Party settle any Third Party Claim while the defense thereof is controlled by the Indemnifying Party pursuant to and in accordance with this Section 9.5(d) without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

42

9.6 Matters Involving Direct Claims. Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the applicable Indemnifying Party prompt written notice thereof after becoming aware of the claim, describing in reasonable detail the circumstances then known to such Indemnified Party and shall include copies of all material written documentation received by the Indemnified Party relating thereto (to the extent not privileged or subject to an obligation of confidentiality); provided, that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that such failure to give notice shall materially and adversely prejudice any defense or claim available to the Indemnifying Party. The Indemnifying Party shall have twenty (20) days after receipt of such written notice to respond in writing to such Direct Claim (“Claim Review Period”), which response shall set forth whether the Indemnifying accepts or rejects any portion of such Direct Claim, and to the extent such response rejects any portion of such Direct Claim, such response shall provide reasonable detail, and provide reasonable supporting information and/or documentation (to the extent not privileged or subject to an obligation of confidentiality) supporting such rejection. If the Indemnifying Party rejects all or any portion of the Direct Claim before the expiration of the Claim Review Period, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve the disputed portion of the Direct Claim for a period of thirty (30) days (the “Claim Resolution Period”). If the Indemnifying Party and the Indemnified Party fail to reach an agreement with respect to any disputed portion of the Direct Claim during the Claim Resolution Period, then the Indemnified Party may commence an action in accordance with Section 10.9.

9.7 Indemnification Payments. Once any Loss is agreed to by the Indemnifying Party or is finally determined to be payable by a final, non-appealable judgment pursuant to this Article IX, the Indemnifying Party shall pay the full amount of such Loss within 15 Business Days by wire transfer of immediately available funds; provided, however, that in the event the Company Group is the Indemnifying Party and the Note remains outstanding and unpaid, Buyer shall, prior to seeking the full amount of such Loss, offset such Loss against the Note pursuant to Section 9.4(i). Subject to Section 9.4(i), if the Indemnifying Party fails to make such payment within the applicable 15 Business Day period, the unpaid amount shall accrue interest from and including the date of such agreement or final adjudication to and including the date of payment at a rate per annum equal to 10.0%, calculated on the basis of a 365-day year and the actual number of days elapsed, without compounding. Any indemnity payments made pursuant to this Agreement shall be treated by the parties for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

9.8 Sole Remedies. The Parties acknowledge and agree that from and after the Closing the rights of any Indemnified Party set forth in this Article IX shall be the sole and exclusive remedies of such Indemnified Party with respect to claims arising out of any breach of the representations, warranties, covenants and agreements contained in this Agreement, provided, however, that nothing herein shall (a) limit or restrict the rights of any Party to seek claims for equitable relief (including injunctive relief or specific performance) for any breach or threatened breach of any covenant or agreement to be performed at or after the Closing, (b) limit or restrict the rights of any party to enforce its rights under any other Transaction Document, or (c) preclude any party from asserting a claim based on Fraud.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

43

10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day, then the next Business Day) via email to the email address set out below (provided that, no “error” message or other notification of non-delivery is generated), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national (U.S.) overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:

If to the Company Group:	With a copy (which shall not constitute notice) to:

Xtant Medical Holdings, Inc.	Fox Rothschild LLP
664 Cruiser Lane	33 S. Sixth Street, Suite 3600
Belgrade, MT 59714	Minneapolis, MN 55402
Attention: CEO	Attention: Phil Martin
E-mail:	E-mail:

If to Buyer:	With a copy (which shall not constitute notice) to:

Companion Spine, LLC	Dorsey & Whitney LLP
505 Park Ave	51 West 52nd Street
New York, NY 10022	New York, NY 10019
Attention: Joseph Chan	Attention: David Mack
E-mail:	E-mail:

10.3 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) the ejusdem generis principle of construction shall not apply to this Agreement and general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words; and (e) any information or documentation required to be made available, provided or delivered to Buyer by the Company Group prior to the date hereof pursuant to the terms of this Agreement or any other Transaction Document shall be deemed made available, provided and delivered to Buyer if such information or documentation has been posted to any data room (virtual, physical or otherwise) or similar information-sharing platform maintained by the Parties for the purposes of effectuating the transactions contemplated hereby. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

10.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

44

10.5 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

10.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. Notwithstanding the foregoing, the Company Group may assign all their rights under this Agreement to the Company Group’s, or the Company Group’s Affiliates’, lender or lenders without the prior written consent of Buyer.

10.7 No Third-party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

45

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9(c).

10.10 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Prior to the valid termination of this Agreement pursuant to Article VIII, the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Parties are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.

10.11 Non-Recourse. All claims or causes of action (whether in Contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the Transaction Documents or as an inducement to enter into this Agreement or the Transaction Documents), may be made only against the entities that are expressly identified as Parties and parties thereto, except in the event of Fraud committed by such Non-Party Affiliate. No Person who is not a named party to this Agreement or the Transaction Documents, including any past, present or future director, manager, officer, employee, incorporator, member, partner, equityholders (including stockholders and optionholders), Affiliate, agents, attorney or representative of any named party to this Agreement or the other Transaction Documents or the sources of the Financing (“Non-Party Affiliates”), shall have any Liability (whether in Contract or in tort, in Law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or such other Transaction Document or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document or the negotiation execution hereof or thereof, except for in the event of Fraud; and each Party waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates, except in the event of Fraud committed by such Non-Party Affiliate. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.13 Authority of Xtant on behalf of the Company Group. Xtant shall have full authority to act on behalf of the Company Group in connection with all matters arising under or relating to this Agreement and the Transaction Documents, including: (a) the negotiation, execution, and delivery of any documents or instruments contemplated by this Agreement or the Transaction Documents; (b) the receipt and delivery of all notices, consents, waivers, and other communications; (c) the assertion or defense of indemnification claims; (d) the resolution of any disputes or claims arising under or relating to this Agreement or the Transaction Documents; and (e) the taking of any other action that Xtant deems necessary or advisable in connection with the Agreement or the transactions contemplated hereby. All actions, decisions, and communications of Xtant shall be binding upon the Company Group.

[Signature Page to Follow.]

46

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed as of the date first written above.

XTANT MEDICAL HOLDINGS, INC

By:	/s/ Sean Browne
Name:	Sean Browne
Title:	President and CEO

SURGALIGN SPV, INC.

By:	/s/ Sean Browne
Name:	Sean Browne
Title:	President

COMPANION SPINE, LLC

By:	/s/ Anthony Viscogliosi
Name:	Anthony Viscogliosi
Title:	Executive Chairman & CEO